EXECUTION COPY

Exhibit 10.1

$150,000,000

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of September 24, 2008

among

WCI COMMUNITIES, INC.,

a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,

Each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Debtor Guarantors,

CERTAIN OTHER SUBSIDIARIES OF THE BORROWER NAMED HEREIN,

as Non-Debtor Guarantors,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and L/C Issuer,

BANK OF AMERICA, N.A.,

as Collateral Agent

and

The Other Lenders Party Hereto

and

WACHOVIA CAPITAL MARKETS LLC and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Managers

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES	66
5.01 Existence, Qualification and Power; Compliance with Laws	66
5.02 Authorization; No Contravention	67
5.03 Governmental Authorization; Other Consents	67
5.04 Binding Effect	67
5.05 Financial Statements; No Material Adverse Effect	67
5.06 Litigation	68
5.07 No Default	68
5.08 Ownership of Property; Liens	68
5.09 Taxes	68
5.10 ERISA Compliance	68
5.11 Subsidiaries; Joint Ventures	69
5.12 Margin Regulations; Investment Company Act	69
5.13 Disclosure	70
5.14 Compliance with Laws	70
5.15 Compliance with Environmental Laws	70
5.16 Laws Pertaining to Land Sales	71
5.17 Fiscal Year	71
5.18 Common Enterprise and Consideration	71
5.19 Security Interest	72

ARTICLE VI. AFFIRMATIVE COVENANTS	72
6.01 Financial Statements and Other Reports	72
6.02 Certificates; Other Information	73
6.03 Notices	76
6.04 Payment of Taxes	76
6.05 Preservation of Existence, Etc.	77
6.06 Maintenance of Properties	77
6.07 Maintenance of Insurance	77
6.08 Compliance with Laws	77
6.09 Books and Records	78
6.10 Inspection Rights; Meetings; Updates	78
6.11 Use of Proceeds	78
6.12 Additional Guarantors; Additional Collateral	78

ARTICLE VII. NEGATIVE COVENANTS	79
7.01 Permitted Indebtedness	79
7.02 Permitted Liens	80
7.03 Investments	82
7.04 Fundamental Changes	83
7.05 Acquisitions	84
7.06 Transactions with Affiliates	84
7.07 Permitted Distributions	84
7.08 Change in Nature of Business	85
7.09 Use of Proceeds	85
7.10 No Other Negative Pledge	85
7.11 Appraised Value Ratio	85

7.12 Cash Flow Variance	85
7.13 Limitation on Cash	86
7.14 Chapter 11 Claims	86

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	86
8.01 Events of Default	86
8.02 Remedies Upon Event of Default	89
8.03 Application of Funds	89

ARTICLE IX. ADMINISTRATIVE AGENT	90
9.01 Appointment and Authority	90
9.02 Rights as a Lender	90
9.03 Exculpatory Provisions	90
9.04 Reliance by Administrative Agent	91
9.05 Delegation of Duties	92
9.06 Resignation of Administrative Agent	92
9.07 Non-Reliance on Administrative Agent and Other Lenders	93
9.08 No Other Duties, Etc.	93
9.09 Administrative Agent May File Proofs of Claim	93
9.10 Collateral and Guaranty Matters	94

ARTICLE X. GUARANTY	94
10.01 Guaranty	94
10.02 No Impairment of Guaranty	95
10.03 Subrogation	95
10.04 Additional Provisions Applicable to Non-Debtor Guarantors	96

ARTICLE XI. MISCELLANEOUS	96
11.01 Amendments, Etc.	96
11.02 Notices; Effectiveness; Electronic Communication	97
11.03 No Waiver; Cumulative Remedies	99
11.04 Expenses; Indemnity; Damage Waiver	99
11.05 Payments Set Aside	101
11.06 Successors and Assigns	101
11.07 Treatment of Certain Information; Confidentiality	105
11.08 Right of Setoff	105
11.09 Interest Rate Limitation	106
11.10 Counterparts; Integration; Effectiveness	106
11.11 Survival of Representations and Warranties	106
11.12 Severability	107
11.13 Replacement of Lenders	107
11.14 Governing Law; Jurisdiction; Etc.	107
11.15 Waiver of Jury Trial	108
11.16 USA PATRIOT Act Notice	109
11.17 No Fiduciary Duty	109
11.18 Time of the Essence	109

SCHEDULES

1.01-A	Excluded JV Subsidiaries
1.01-B	Specified Joint Ventures and JV Subsidiaries
1.01-C	Specified Excluded Subsidiaries
1.01-D	Permitted Mortgages
2.01	Commitments and Applicable Percentages
2.15	Closing Date Eligible Properties
4.01	Closing Date Specified Mortgages
5.06	Litigation
5.11	Subsidiaries (Part A); Joint Ventures (Part B)
5.15	Existing Environmental Matters
7.01	Existing Indebtedness
7.02	Existing Liens
7.05	Acquisitions Under Contract
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Term Loan Notice
A-2	Revolving Credit Loan Notice
B	Term Note
C	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Security Agreement
G	Pledge Agreement

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of September 24, 2008, among WCI COMMUNITIES, INC., a Delaware corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (“Borrower”), certain of the direct or indirect subsidiaries of Borrower signatory hereto, each of which is a debtor and debtor-in-possession collectively, the “Debtor Guarantors” and, together with Borrower, the “Debtor Loan Parties”) in a case pending under Chapter 11 of the Bankruptcy Code (the cases of Borrower and each Debtor Guarantor, each a “Case” and collectively, the “Cases”), certain of the other direct or indirect subsidiaries of Borrower signatory hereto (collectively, the “Non-Debtor Guarantors” and, together with the Debtor Loan Parties, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer and BANK OF AMERICA, N.A., as Collateral Agent.

INTRODUCTORY STATEMENT

On August 4, 2008 (the “Petition Date”), Borrower and each of the Debtor Guarantors filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means an appraisal commissioned by and addressed to Collateral Agent (reasonably acceptable to Collateral Agent as to form, assumptions, substance, and appraisal date and after Borrower’s comment period set forth in Section 2.15(d) has elapsed), prepared by a qualified professional appraiser acceptable to Collateral Agent, and complying in all material respects with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Adjusted Appraised Value” means, as of any date of determination with respect to any Eligible Property: (a) the Appraised Value of such Property; less (b) (i) the Appraised Value Equivalent for such Property (calculated as of the most-recent previous month end) multiplied by (ii) the cost of Units, Developed Lots or other portions of such Property that were sold, closed and delivered to third parties since the effective date of the most-recent Annual Appraisal or Periodic Appraisal, as applicable, for such Property; plus (c) the Appraised Value Equivalent for such Property (calculated as of the most-recent previous month end) multiplied by the Project Costs associated with such Property and capitalized in the book value of such Property in accordance with GAAP since the effective date of the most-recent Annual Appraisal or Periodic Appraisal, as applicable, for such Property, in each case as set forth in the Compliance Certificate provided by Borrower pursuant to Section 6.02(b).

“Administrative Agent” means Wachovia in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, Administrative Agent and Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Variance” means, with respect to the financial covenants set forth in Sections 7.12(b)and 7.12(c) and the Final Budget referred to therein, the applicable percentage of permitted variance agreed to by the Agents and Borrower in connection with designating the Final Budget pursuant to Section 6.01(d) and notified by Administrative Agent to the Lenders pursuant to a posting on IntraLinks.

“Agreement” means this Debtor-in-Possession Credit Agreement, as amended, supplemented and modified, from time to time.

“Amenities” means, collectively, the golf courses, marinas, clubhouses, and swimming, tennis and other recreational facilities owned and operated by any member of the Consolidated Group.

“Annual Appraisal” has the meaning specified in Section 2.15(d).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of any L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage most recently in effect for such Revolving Credit Lender with respect to the Revolving Credit Facility, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at the time of determination thereof, a percentage per annum as shown below:

Eurodollar Rate	Base Rate	Performance Letter of Credit Fee	Financial Letter of Credit Fee	Unused Fee
6.00%	5.00%	6.00%	6.00%	1.00%

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appraised Value” means, with respect to any Eligible Property or any portion thereof, the “as is” appraised value of such Property or portion thereof set forth in the most-recent Acceptable Appraisal (whether as Annual Appraisal or Periodic Appraisal) obtained by Collateral Agent pursuant to the Loan Documents. The Appraised Value of a portion of an Eligible Property, not having been separately subject to an Acceptable Appraisal, shall be calculated based upon the applicable Annual Appraisal or Periodic Appraisal for such Property and allocated to such portion of such Property by Borrower based upon a reasonable methodology approved by Collateral Agent, including a methodology (consistent with the definition of Adjusted Appraised Value) to reflect the value of ongoing or completed construction of improvements to Developable Land. If Collateral Agent does not have an Acceptable Appraisal with respect to any Eligible Property, then the “Appraised Value” with respect to such Property shall be the book value of such Property as determined in accordance with GAAP.

“Appraised Value Equivalent” means, as of any date of determination, with respect to any Eligible Property, the ratio of (a) the Adjusted Appraised Value (or if such Adjusted Appraised Value has not been established, then the Appraised Value) of such Property at such time to (b) the book value of such Property as shown on the most-recent balance sheet of Borrower, in each case as set forth on the Compliance Certificate provided pursuant to Section 6.02(b) for such date of determination.

“Appraised Value Ratio” means, as of any date of determination, the ratio of (a) the difference between (i) the Adjusted Appraised Value of all Eligible Properties minus (ii) the difference between (A) the sum of the amount of CDD Obligations and the Indebtedness secured by Permitted Mortgages applicable to any Eligible Properties, and (B) cash proceeds in respect of such CDD Obligations that are held in construction accounts, to (b) the sum of (i) the aggregate outstanding principal amount of the Loans, (ii) the L/C Obligations to the extent not

Cash Collateralized, (iii) all obligations of the Loan Parties in respect of the Swap Termination Value of all obligations under the Secured Hedge Agreements, (iv) the aggregate principal amount of loans outstanding under the Pre-Petition Credit Facilities not to exceed $723,752,998, (v) the “L/C Obligations” under the Pre-Petition Revolving Facility not to exceed $36,714,708 and (vi) all obligations of the Loan Parties in respect of the Swap Termination Value of all hedging obligations that constitute “Term Loan Obligations” under the Pre-Petition Term Facility in an aggregate amount not to exceed $10,300,000.

“Appraised Value Ratio Failure” has the meaning specified in Section 7.11.

“Appraised Value Ratio Default Trigger Date” means the earlier to occur of (a) the receipt of notice by Borrower from Administrative Agent of any Appraised Value Ratio Failure and (b) the date that a Responsible Officer of Borrower becomes aware of any Appraised Value Ratio Failure.

“Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Initial Forecast” has the meaning given such term in Section 4.01(d).

“Arrangers” means each of WCM and BAS, each in its capacity as joint lead arranger and as a joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the Termination Date.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Wachovia as its “prime rate.” The “prime rate” is a rate set by Wachovia based upon various factors including Wachovia’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wachovia shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing as the context may require.

“Bulk Unit Sale” means the Disposition (in any individual Disposition or series of related Dispositions) to any Person (or any Affiliate of such Person) of five (5) or more Developed Lots, marina slips, Units, or Tower Units.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Business Unit” means any operating unit or business unit of any member of the Consolidated Group.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Captive Insurance Company” means any Subsidiary that is a qualified insurance company that provides insurance arrangements and coverage to Borrower or any Subsidiaries and such insurance arrangements qualify as “captive insurance arrangements” for purposes of the Code.

“Carve-Out” has the meaning specified in Section 2.16.

“Case” or “Cases” has the meaning set forth in the introductory paragraph hereto.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means all Investments specified under Section 7.03(a) through (j).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CDD Obligations” means the obligations of a Property Owner incurred with respect to community development districts and which are reflected as a liability on the balance sheet of Borrower as required by GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis; or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and other assets and interests and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted to Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document or the Final Order.

“Collateral Agent” means Bank of America in its capacity as collateral agent under the Loan Documents, or any successor collateral agent.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Complex Community” means (a) in respect of any Property other than Tower Units and Amenities, a community which is under development and includes a mix of at least two of the following types of inventory: vertical work-in-progress, land development work-in-progress, Finished Lots and completed Units, provided that if a community includes a mix of only two types of such inventory, it shall not be deemed to be a Complex Community unless the aggregate number of Units and Finished Lots is at least one hundred (100) and (b) in respect of Tower Units, a condominium project with twenty (20) or more unsold Tower Units.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Group” means, collectively, Borrower and its Subsidiaries, other than the Excluded JV Subsidiaries.

“Consolidated Renewal Replacement Note” means the Consolidated Renewal Replacement Note (Revolver) issued by Borrower to Wachovia Bank, National Association, evidencing the renewal and consolidation of the renewal replacement revolving line of credit promissory notes in the amount of $543,220,000 delivered by Borrower to the lenders under the Pre-Petition Tower Facility.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Businesses” means the business of planning, designing, engineering, developing, constructing, marketing, selling, financing, managing and operating real estate including business and commercial projects, office buildings, residential subdivisions, condominiums (including low-, mid- and high-rise condominiums), villa developments, single family residences, timeshares, hotels, and related amenity improvements, which include golf clubs, marinas, tennis facilities, and restaurants. In connection with the activities described above, the Consolidated Group engages in planning, designing and engineering, land development, construction/home building, marketing, real estate sales and brokerage, mortgage brokerage and finance, title insurance, brokerage of homeowners and property insurance, property management, management of homeowner/condominium associations, fee based property development and construction management services, real estate franchise brokerage business and the operation of golf clubs, restaurants, marinas, conservation areas, rest areas, hotels and health care facilities. The Consolidated Group may also engage in various service business activities ancillary to and consistent with its ownership and operation of real estate, such as pest control and security services.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Net Operating Cash Flow” means with respect to any specified month, “Cash Receipts” minus “Cash Disbursements” for such period, in each case (x) for the Loan Parties for the period starting with February 1, 2009 and ending on the last day of such specified month and (y) consistent with the cash receipt categories and the cash disbursement categories reflected in the Approved Initial Forecast (but excluding items under the “Restructuring Expenses” category of cash disbursements).

“Customary Permitted Liens” means the Liens permitted by Section 7.02, other than clauses 7.02(j), 7.02(q)(i), 7.02(v) and 7.02(w) thereof.

“Customer Deposit Liabilities” means, collectively, the escrow deposits, down payments or earnest money deposited by purchasers pursuant to Housing Purchase Contracts.

“Debtor Guarantors” has the meaning specified in the introductory paragraph hereto.

“Debtor Loan Parties” has the meaning specified in the introductory paragraph hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a

Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to the Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Developable Land” means all Properties (a) on which residential property and other property directly related to, or in conjunction with, such residential property may be constructed or developed as part of, and consistent with, the Core Business and under applicable Laws, including without limitation, the construction of Tower Units, Units, Developed Parcels and Developed Lots, (b) for which the intended use for the applicable Project is permissible under the applicable regional plan, development agreement or applicable zoning, all of which have vested status, and (c) the environmental or regional impact report for the intended use, if required, is vested, but specifically excluding any land on which a Property Owner and Administrative Agent reasonably agree that development is restricted under federal or state wetlands protection or other Environmental Laws.

“Developed Lots” means each of the platted subdivided lots and the Horizontal Improvements thereon located on Developable Land and which, under applicable Laws, may be utilized as the site for a Unit, Tower Units or multi-family facility including specifically those lots (a) that are ready for construction of a Unit, Tower Units or multi-family facility and for which a building permit would then be issued to a Property Owner if applied for, (b) with construction of Units or Tower Units underway thereon or (c) with fully constructed Units or Tower Units situated thereon, but excluding lots under development that are not yet ready for construction of Units or Tower Units thereon.

“Developed Parcels” means properties zoned either PUD, residential or commercial and on which all Horizontal Improvements have been completed in sufficient capacity to service the permitted use and density for such Developed Parcel under applicable zoning and in accordance with applicable requirements of Governmental Authority.

“Direct Costs” means with respect to the construction of any condominium development, the book value of the land plus the actual or projected costs of personal property, and all labor, materials, fixtures, machinery and equipment required to construct, equip and complete the improvements in accordance with the plans and specifications therefor.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any casualty or condemnation of any property of such Person.

“Distribution” means any of the following: (a) the payment by any Person of any distributions or other payments to its shareholders, partners, members or other equity interest holders in their capacity as such; (b) the declaration or payment of any dividend on or in respect of shares of any class of capital stock of, or partnership, membership or other equity interest in, any Person; (c) the purchase or other retirement of any shares of any class of capital stock of, or partnership, membership or equity interest in, any Person, directly or indirectly through a Subsidiary or otherwise; (d) the return of capital by any Person to its shareholders, partners, members or other equity interest holders; and (e) any other payment on or in respect of any shares of any class of capital stock of, or partnership, membership or other equity interest in, any Person.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent and (ii) in the case of the Revolving Credit Facility, each L/C Issuer (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) any other Person that conducts (or is an Affiliate of a Person that conducts) any businesses that are substantially similar to any of the Core Businesses and would reasonably be deemed to be a competitor of Borrower.

“Eligible Participant” means any other Person (other than a natural person); provided that notwithstanding the foregoing, “Eligible Participant” shall not include (a) Borrower or any of Borrower’s Affiliates or Subsidiaries or (b) any other Person that conducts (or is an Affiliate of a Person that conducts) any businesses that are substantially similar to any of the Core Businesses and would reasonably be deemed to be a competitor of Borrower.

“Eligible Property” means, as of any date of determination, any Property that is Collateral and is not subject to any Lien, except for Customary Permitted Liens.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, or agreements relating to pollution and the protection of the environment or the release of any pollutant materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public water treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPA” means the United States Environmental Protection Agency.

“Equity Clubs” means Amenities in which the members hold an equity ownership stake.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means, collectively, (a) the issuance or sale by any member of the Consolidated Group of any Equity Interests of such member of the Consolidated Group and (b) the sale or other Disposition of any Equity Interests held by any member of the Consolidated Group in any other member of the Consolidated Group, in each case, other than an issuance, sale or Disposition to other members of the Consolidated Group.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the institution by the PBGC of proceedings pursuant to Section 4042 of ERISA to terminate a Pension Plan or the occurrence of an event or condition described in Section 4042(a)(1), (a)(2), or (a)(3) of ERISA; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate with respect to any Pension Plan.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the

“Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wachovia and with a term equivalent to such Interest Period would be offered by Wachovia’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means (a) claims or causes of action under Sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or other applicable law, or any proceeds of such claims, causes of actions or avoidance actions, (b) customer deposits and other third party funds held by the Loan Parties in escrow (it being understood and agreed that the Loan Parties’ respective interests in such deposits or funds shall not constitute Excluded Assets) and products and proceeds thereof, (c) Equity Interests held by any of the Loan Parties in the Joint Ventures and the JV Subsidiaries set forth on Schedule 1.01-B attached hereto, but only to the extent that applicable Law, Contractual Obligations or the Organization Documents (including other applicable agreements among the investors in such Joint Venture) with respect to any such Joint Venture or JV Subsidiary (i) do not permit the grant of a security interest in such interest or an assignment of such interest or (ii) require the consent of any third party to permit such grant of a security interest or assignment (and such consent has not been granted), it being understood that as to any such Joint Venture or JV Subsidiary where the applicable Contractual Obligations or Organization Documents (including other agreements among the investors in such Joint Venture) permit such a grant of a security interest or assignment without the consent of any third party and in accordance with applicable Law, such interest in such Joint Venture or JV Subsidiary shall be included in the Collateral, it being further understood that, in any event, proceeds (of any kind) of any disposition of any such Joint Venture or JV Subsidiary interests and all distributions thereon shall not constitute Excluded Assets to the extent that the assignment of such proceeds or distributions are not prohibited, (d) any of the Equity Interests in each foreign subsidiary of a Grantor in excess of sixty-five percent (65%) of the issued and outstanding voting Equity Interests of such foreign subsidiary and (e) any rights or property acquired under or in connection with a lease, contract, property rights agreement or license, so long as the grant of a security interest in such rights or property shall require the consent of a third party or constitute or result in a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), it being understood that, in any event, proceeds therefrom shall not constitute Excluded Assets to the extent that the assignment of such proceeds is not prohibited.

“Excluded JV Subsidiaries” means the JV Subsidiaries set forth on Schedule 1.01-A attached hereto.

“Excluded Subsidiaries” means (a) the Subsidiaries set forth on Schedule 1.01-C as of the Closing Date, (b) any Captive Insurance Company, (c) any Immaterial Subsidiary and (d) any foreign subsidiary; provided that if any Subsidiary described in clause (a), (b) or (c) above files a petition with the Bankruptcy Court initiating a Case, such Subsidiary shall cease to be an Excluded Subsidiary upon the entry of the applicable orders by the Bankruptcy Court in accordance with Section 6.12(b).

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, as a result of a present or former connection by such recipient with the jurisdiction (other than any such connection arising solely from Administrative Agent, Lender or L/C Issuer having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Environmental Matters” means those certain existing material environmental matters affecting portions of the Properties as set forth in Schedule 5.15.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wachovia on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated as of August 22, 2008, among Borrower, Bank of America, BAS, Wachovia and WCM.

“Final Budget” has the meaning given such term in Section 6.01(d).

“Final Order” has the meaning given that term in Section 4.01(a)(xii).

“Financial Letters of Credit” means any letters of credit other than Performance Letters of Credit.

“Finished Lots” means Developed Lots and Developed Parcels.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(k).

“Fronting Fee Rate” means an amount equal to 0.125% per annum.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that this definition of GAAP shall not include the application of FASB Interpretation No. 46 or similar pronouncements issued by the Financial Accounting Standards Board in January, 2003, as such interpretations or pronouncements may be amended or modified from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning set forth in Section 2.15(a).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each of the now or hereafter existing Subsidiaries of Borrower, other than Excluded Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic or any other term of similar import pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract entered into after the Petition Date which is permitted under Section 7.01, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Horizontal Improvements” means all utilities, including water and sewer, located on real property together with a dedicated roadway built in material compliance with applicable governmental regulations, all over rights-of-way dedicated to the applicable Governmental Authority and any private roadways otherwise built by the Property Owners in compliance with and permitted under all applicable Laws.

“Housing Purchase Contract” means any legal, valid, binding and enforceable written agreement for the sale of individual Units, Tower Units, or Developed Lots to any bona-fide third-party purchaser entered into by a Property Owner in the ordinary course of its business with customary terms and conditions and that provides for a cash down payment of not less than the greater of $5,000 or such amount that is customary in the local market.

“Immaterial Subsidiary” means any inactive Subsidiary having less than $100,000 of assets.

“Impact Lien” means Liens in respect of one-time fees imposed by local Governmental Authorities on proposed development projects, which fees shall be used to defray some of the construction or improvement costs in respect of off-site infrastructure (e.g., sewers, roads, parks, schools) needed to service the development.

“Indebtedness” means, without duplication, with respect to any Person (other than any Person that would be included solely as a result of the application of FASB Interpretation No. 46 or similar pronouncements issued by the Financial Accounting Standards Board in January, 2003, as such interpretations or pronouncements may be amended or modified from time to time), (a) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services, provided, however, that Indebtedness shall not include obligations with respect to options to purchase real property that have not been exercised; (d) obligations as lessee under Capitalized Leases; (e) current liabilities in respect of unfunded vested benefits under any Plans and incurred withdrawal liability under any Plan; (f) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (g) obligations under acceptance facilities; (h) obligations secured by any Liens (other than Customary Permitted Liens) on any property of such Person, whether or not the obligations have been assumed; (i) net liabilities under interest rate swap, exchange or cap agreements (based on the Swap Termination Value); and (j) all Guarantees of such Person with respect to the foregoing. Indebtedness shall not include (i) trade accounts payable and accruals incurred in the ordinary course of business, (ii) undrawn Performance Letters of Credit, payment and performance bonds and other performance obligations and guaranties with respect thereto and (iii) obligations arising from the rejection of leases and other pre-petition executory contracts in the Cases. The amount of any condominium assurance bonds, as permitted by Section 7.01, shall be equal to the amount of Customer Deposit Liabilities in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indirect Costs” means, with respect to each Project, title insurance premiums, survey charges, engineering fees, architectural fees, real estate taxes, appraisal costs, commitment fees and interest payable under the related Indebtedness, premiums for other insurance, marketing, advertising and leasing costs, brokerage commissions, legal fees, accounting fees, construction inspector fees, permit and other governmental fees and charges, impact fees, utility access or connection fees, overhead and administrative costs, and all other expenses which are expenditures relating to such Project and are not Direct Costs.

“Initial Budget” has the meaning specified in Section 4.01(d).

“Initial Stated Maturity Date” means the first anniversary of the Closing Date.

“Interest Payment Date” means: (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month during the term of this Agreement, commencing on October 31, 2008, and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is one (1), three (3) or six (6) months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance (other than advances with respect to accounts receivable made in the ordinary course of business on customary credit terms) or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, and minus any return in cash of the original amount of such Investment, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and Borrower (or any Subsidiary or Joint Venture) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person (other than a Subsidiary) in which Borrower or any other member of the Consolidated Group holds any stock (other than stock issued by a public company and purchased on a recognized stock exchange), partnership interest, joint venture interest, limited liability company interest or other equity interest.

“JV Subsidiary” means any Subsidiary constituting a joint venture with one or more third parties, with such third parties holding Equity Interests in such Subsidiary.

“Laws” means, collectively, all international, foreign, Federal (including, without limitation, the Bankruptcy Code), state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means Wachovia, in its individual capacity as a bank issuing Letters of Credit hereunder or any successor issuers of Letters of Credit hereunder, and “L/C Issuer” means any one of the L/C Issuers.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, then such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any Financial Letter of Credit or any Performance Letter of Credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Account” means the account established by Borrower under the sole and exclusive control of Administrative Agent maintained at the office of Administrative Agent at 301 Tryon Street, Charlotte, North Carolina 28288, designated as the “WCI Letter of Credit Account” that shall be used solely for the purposes set forth in Sections 2.03(g), 2.05(b) and 2.05(c).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the date that is 365-days after the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) each Note, (c), each Issuer Document, (d) the Fee Letter and (e) the Security Documents.

“Loan Notice” means a Term Loan Notice or a Revolving Credit Loan Notice.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or of any Lien on any material Collateral granted under the Loan Documents.

“Maturity Date” means the Initial Stated Maturity Date, or if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to Section 2.14;

provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” means the “Mortgaged Property” defined in the Mortgages.

“Mortgages” has the meaning set forth in Section 2.15(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by Borrower or any other member of the Consolidated Group, the excess, if any, of (i) the sum of cash and Cash Equivalents received (but only as and when received) in connection with such transaction or event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise and including any insurance proceeds with respect to any casualty and condemnation proceeds from any condemnation) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents and the Pre-Petition Credit Facilities), (B) with respect to Net Cash Proceeds from the Disposition by any Excluded Subsidiary, all amounts required to be repaid as a result of a Contractual Obligation of such Excluded Subsidiary that exists as of the Closing Date and is listed on Part B of Schedule 7.01 (other than the Loan Documents and the Pre-Petition Credit Facilities), (C) the reasonable and customary costs incurred in connection with such Disposition including costs of completion of the property (as determined in the good faith judgment of the Borrower) that is the subject of such Disposition or event incurred by such person in connection therewith, and (D) taxes or other payments to Governmental Authorities that shall be paid or reasonably estimated to be actually payable within two (2) years of the date of, and specifically required as a result of, the relevant transaction or event (as determined in the good faith judgment of the Borrower); provided that, if the amount of any estimated taxes pursuant to subclause (D) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, then the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to any Equity Offering or the incurrence or issuance of any Indebtedness by Borrower or any other Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Person in connection therewith.

“Non-Debtor Guarantors” has the meaning specified in the introductory paragraph hereto.

“Notes” means, collectively, the Term Note and the Revolving Credit Note. Subject to the provisions of Section 2.11(c), the defined term “Notes” shall include the Treasury Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Official Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Cases.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub.L.107-56, signed into law October 26, 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any

ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Letter of Credit” means any letter of credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits, including, without limitation, to obtain a license, in place of a utility deposit, or for land option contracts; or (c) in lieu of other contract performance, including, without limitation, bid and performance bonds.

“Periodic Appraisal” has the meaning specified in Section 2.15(d).

“Permitted Final Order Amendment” has the meaning specified in Section 4.02(e).

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Mortgages” means the existing first in priority mortgages affecting portions of the Properties which are more particularly described on Schedule 1.01-D.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the introductory statement hereto.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iv).

“Pre-Petition Agents” means, collectively, the agents under the Pre-Petition Credit Facilities.

“Pre-Petition Credit Facilities” means, collectively, the Pre-Petition Term Facility, the Pre-Petition Revolving Facility and, prior to the Tower Facility Refinancing, the Pre-Petition Tower Facility.

“Pre-Petition Lenders” means, collectively, the lenders under the Pre-Petition Credit Facilities, together with any successors or assigns thereof.

“Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against Borrower or any Debtor Guarantor.

“Pre-Petition Revolving Facility” means the Senior Unsecured Revolving Credit Agreement, dated as of June 13, 2006 (as amended, supplemented, modified or otherwise in effect from time to time through the Petition Date), among Borrower, Bank of America, as administrative agent, swingline lender, and letter of credit issuer, the other lenders from time to time party thereto, Wachovia, as syndication agent, Fifth Third Bank, KeyBank, and The Royal Bank of Scotland PLC, as co-documentation agents, and BAS, WCM, and RBS Securities Corporation, as joint lead arrangers and joint book managers and shall include all security agreements, mortgages and all other loan documents related thereto.

“Pre-Petition Term Facility” means the Senior Term Loan Agreement, dated as of December 23, 2005 (as amended, supplemented, modified or otherwise in effect from time to time through the Petition Date), among Borrower, KeyBank National Association, as administrative agent and lender, the other lenders from time to time party thereto, KeyBanc Capital Markets, as co-lead arranger and sole book manager, WCM, as co-lead arranger, and Wachovia, as syndication agent, and shall include all security agreements, mortgages and all other loan documents related thereto.

“Pre-Petition Tower Facility” means the Third Consolidated, Amended and Restated Revolving Credit Construction Loan Agreement, dated as of September 22, 2005 (as amended, supplemented, modified or otherwise in effect from time to time through the Petition Date), among Borrower, Bay Colony – Gateway, Inc., Resort at Singer Island Properties, Inc., and WCI Towers Northeast U.S.A., Inc. as guarantors and the other guarantors from time to time party thereto, Wachovia, as administrative agent and a lender, the other lenders from time to time party thereto, WCM, as co-lead arranger, Wachovia Securities, LLC, as syndication agent, and Bank of America Capital Markets, LLC as co-lead arranger, and shall include all security agreements, mortgages and all other loan documents related thereto.

“Projects” means one or more of the properties, including, without limitation, communities, multi-family residential condominium projects, and single and multi-family developments, being owned and developed by one or more of the Property Owners from time to time.

“Project Costs” means, collectively, the sum of all Direct Costs and Indirect Costs that will be incurred by the owner of the applicable Project in connection with the acquisition of the applicable Property, the construction, equipping and completion of the Project, the marketing of space in the Project, and the operation and carrying of the Project through the date of sale of such Project.

“Property” means the land including any improvements situated thereon (including, without limitation, all Developable Land, Amenities, Developed Lots, Developed Parcels, Units and Tower Units, completed or under construction) owned or acquired by a Property Owner from time to time.

“Property Owners” means Borrower and such other members of the Consolidated Group as shall now or hereafter own Properties.

“PUD” means a zoning classification by local governmental authorities that allows builders to engage in hybrid development of residential, retail, and professional buildings in a single community, which term is also used interchangeably with similar terms such as “Planned Unit Development”, “Planned Urban Development” or “Planned Community Development”.

“Reduction Amount” has the meaning set forth in Section 2.05(c)(vi).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees of a business trust and advisors of such Person and of such Person’s Affiliates.

“Reorganization Plan” means a plan of reorganization in any of the Cases.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, chief restructuring officer, general counsel, deputy general counsel, president, senior vice president or vice president of a Loan Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer and for purposes of Section 4.01(a)(iii) only, the secretary or assistant secretary; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means, following the occurrence of a casualty or a condemnation which is of a type necessitating the repair of a Property, the completion of the repair and restoration of such Property as nearly as possible to the condition such Property was in immediately prior to such casualty or condemnation, with such alterations as may be reasonably approved by Administrative Agent, and in accordance with applicable Laws.

“Restricted Cash” means all cash of the Loan Parties allocated for expenditure or Distribution or held as Customer Deposit Liabilities or otherwise characterized as a deposit (less that portion of Customer Deposit Liabilities used for construction costs).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means (a) at any time prior to the termination of the Revolving Credit Commitments, any Lender that has a Revolving Credit Commitment at such time and (b) at any time on or after the termination of the Revolving Credit Commitments, any Lender that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Revolving Credit Note” means that certain Renewal Replacement Note (Revolver) dated of even date herewith, made by Borrower payable to the order of Administrative Agent on behalf of the Revolving Credit Lenders, in the face principal amount of $70,000,000 (which represents the amount of the Revolving Credit Facility), or one or more notes issued in exchange for the Renewal Replacement Revolving Credit Note (Revolver). At the request of any Revolving Credit Lender, its interest in such note may be evidenced by a renewal replacement promissory note (revolver) made by Borrower in favor of such Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C, and such individual note shall also be referred to as a “Revolving Credit Note” hereunder.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.01 that is entered into by and between any Loan Party and any Hedge Bank after the Petition Date.

“Secured Parties” means, collectively, Administrative Agent, Collateral Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 9.05.

“Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Security Documents” has the meaning specified in Section 2.15(a).

“Specified Mortgages” has the meaning specified in Section 2.15(i).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (except for joint ventures or similar arrangements which would not be considered a Subsidiary of such Person but for the application of FASB Interpretation No. 46 or similar pronouncements regarding consolidation issued by the Financial Accounting Standards Board in January, 2003, as such interpretations or pronouncements may be amended or modified from time to time) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. This definition of Subsidiary, as it relates to the Consolidated Group, shall expressly exclude any not-for-profit golf clubs and common interest realty associations owned by any member of the Consolidated Group.

“Superpriority Claim” means a claim against any Debtor Loan Party in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means a loan made by any Term Lender under the Term Facility, pursuant to Section 2.01(a).

“Term Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Term Note” means that certain Renewal Replacement Note (Term) dated of even date herewith, made by Borrower payable to the order of Administrative Agent on behalf of the Term Lenders, in the face principal amount of $80,000,000 (which represents the amount of the Term Facility), or one or more notes issued in exchange for the Renewal Replacement Note (Term). At the request of any Term Lender, its interest in such note may be evidenced by a renewal replacement promissory note (term) made by Borrower in favor of such Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B, and such individual note shall also be referred to as a “Term Note” hereunder.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the Consummation Date and (c) the acceleration of the Loans and the termination of the Commitments in accordance with the terms hereof.

“13-Week Forecast” has the meaning given in Section 6.02(f).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Tower Facility Refinancing” means the refinancing in full of all of the outstanding obligations under the Pre-Petition Tower Facility (other than indemnities not then due and payable) existing on the Closing Date, it being understood and agreed that such refinancing involves the assignment of the renewal replacement revolving line of credit promissory notes thereunder to the Lenders pursuant to the allonges and evidenced by the Consolidated Renewal Replacement Note and subsequent Notes.

“Tower Units” means the condominium units at the multi-family residential condominium projects, whether completed or under construction, held by the owner of such Project for sale in the ordinary course of business, and in which the rights of ownership and occupancy are to be sold.

“Treasury Note” means that certain Renewal Replacement Note (Revolving Treasury) dated of even date herewith, made by Borrower payable to the order of Administrative Agent on behalf of the Revolving Credit Lenders, in the face principal amount of $393,220,000, and any renewal replacement notes therefor, to be held in accordance with the provisions of Section 2.11(c).

“Trigger Event” has the meaning specified in Section 2.15(i).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” has the meaning specified in Section 2.15(a).

“Unentitled Land” means any land in which no improvements have been made and which requires appropriate approval, permitting and zoning under applicable Laws and regulations before the land may be developed.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined as of the end of the prior plan year, in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code, for the applicable plan year, over the current fair market value of that Pension Plan’s assets.

“United States” and “U.S.” mean the United States of America.

“Units” means the single-family or multi-family residences, other than Tower Units, whether completed or under construction, owned and held by the Consolidated Group for sale in the ordinary course of business, and in which the rights of ownership and occupancy are to be sold other than on a time-sharing or periodic basis.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Fee” has the meaning specified in Section 2.09(a).

“Wachovia” means Wachovia Bank, National Association and its successors.

“WCM” means Wachovia Capital Markets, LLC and its successors.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to Borrower on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the sum of the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the Business Day of the requested date of any Borrowing of Base Rate Loans, provided that in the case of any Borrowing to be made on the Closing Date, such notice must be received by the Administrative Agent not later than (x) 11:00 a.m, two (2) Business Days prior to the Closing Date in respect of a Borrowing of Eurodollar Rate Loans and (y) 3:00 p.m., one Business Day prior to the Closing Date in respect of a Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans or Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Term Loans or Revolving Credit Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Wachovia with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Wachovia’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any one time with respect to Eurodollar Rate Loans.

2.03    Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit, including Performance Letters of Credit, for the account of Borrower or any of its Subsidiaries and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the limitations set forth in the proviso of Section 2.01(b) shall not be exceeded, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the applicable L/C Issuer;

(C) except as otherwise consented to by the applicable L/C Issuer, which consent shall not be unreasonably withheld, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless (1) the applicable L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender or (2) after giving effect to the issuance of such Letter of Credit, the Total Revolving Credit Outstandings (excluding any Revolving Credit Loans owing to Defaulting Lenders) do not exceed the Revolving Credit Commitments of all Lenders other than of all Defaulting Lenders.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to an L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to the applicable L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, such L/C Issuer will provide Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Credit Lender, Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of

Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from Administrative Agent, any Revolving Credit Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer who receives such notice shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by any L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse such L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse such L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Administrative Agent for the account of the applicable L/C Issuer at Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(a)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against an L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of an L/C Issuer submitted to any Revolving Credit Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Revolving Credit Lender shall pay to Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse an L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of Administrative Agent, if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, on the Maturity Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize 103% of the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of each L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and each L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Administrative Agent, for the benefit of each L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wachovia. Following the expiration, termination or cancellation of any Letter of Credit that has been Cash Collateralized, the satisfaction of all L/C Obligations related thereto and so long as no Default exists, Administrative Agent shall promptly return any Cash Collateral securing such Letter of Credit and related L/C Obligations to Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by any L/C Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) L/C Issuer Reporting Requirements. Each L/C Issuer shall, no later than last Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by Borrower to such L/C Issuer during such month pursuant to Section 2.03(k). Promptly after the receipt of such schedule from each L/C Issuer, Administrative Agent shall provide to the Revolving Credit Lenders a summary of such schedules.

(j) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Performance Letter of Credit and each

Financial Letter of Credit equal to the Applicable Rate for such Letter of Credit minus the Fronting Fee Rate for such Letter of Credit (applied on a per diem basis) times the daily maximum amount available to be drawn under such Letter of Credit (including all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such increases have taken effect at such time). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k) Fronting Fees and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (the “Fronting Fee”) for each Performance Letter of Credit and each Financial Letter of Credit equal to the Fronting Fee Rate times the daily maximum amount available to be drawn under such Letter of Credit (including all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such increases have taken effect at such time). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. The Fronting Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of a Subsidiary, Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04    [Intentionally Deleted].

2.05    Prepayments.

(a) Optional. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 12:00 noon (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility so prepaid.

(b) Mandatory Prepayments Applicable Only to the Revolving Credit Facility. If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after prepayment in full of the Revolving Credit Loans, the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect. Borrower shall also prepay Loans (with no corresponding reduction to the Revolving Credit Commitments) under the Revolving Credit Facility to the extent necessary to be in compliance with Section 7.13.

(c) Other Mandatory Prepayments.

(i) If Borrower or any other member of the Consolidated Group Disposes (in any individual Disposition or series of related Dispositions) of any Property consisting of Unentitled Land, Developable Land or other raw land (other than any casualty and condemnations in which the Net Cash Proceeds resulting therefrom are less than $2,000,000, and other casualty and condemnations to the extent provided in clause (v) below) which results in the realization by such Person of Net Cash Proceeds, then Borrower shall pay to Administrative Agent an amount equal to one hundred percent (100%) of such Net Cash Proceeds no later than one (1) Business Day after receipt thereof by such Person, such Net Cash Proceeds to be applied to the Obligations in accordance with Section 2.05(c)(vi).

(ii) If Borrower or any other member of the Consolidated Group Disposes (in any individual Disposition or series of related Dispositions) of any Business Unit or Amenity (including any Disposition of all or substantially all of the marina slips in a development, but excluding Dispositions of individual marina slips and casualty and condemnations in which the Net Cash Proceeds resulting therefrom are less than $2,000,000 and other casualty and condemnations to the extent provided in clause (v) below) which results in the realization by such Person of Net Cash Proceeds, then

Borrower shall pay to Administrative Agent an amount equal to one hundred percent (100%) of such Net Cash Proceeds no later than one (1) Business Day after receipt thereof by such Person, such Net Cash Proceeds to be applied to the Obligations in accordance with Section 2.05(c)(vi).

(iii) If Borrower or any other member of the Consolidated Group completes any Bulk Unit Sale (other than casualty and condemnations in which the Net Cash Proceeds resulting therefrom are less than $2,000,000, and other casualty and condemnations to the extent provided in clause (v) below) which results in the realization by such Person of Net Cash Proceeds, then Borrower shall pay to Administrative Agent an amount equal to: (A) if such Bulk Unit Sale is of less than twenty-five (25) Developed Lots, marina slips, Units, or Tower Units, as applicable, fifty percent (50%) of the Net Cash Proceeds resulting thereof and (B) if such Bulk Unit Sale is of twenty-five (25) or more Developed Lots, marina slips, Units, or Tower Units, as applicable, seventy-five percent (75%) of the Net Cash Proceeds resulting thereof; in each case no later than one (1) Business Day after receipt thereof by such Person, such Net Cash Proceeds to be applied to the Obligations in accordance with Section 2.05(c)(vi); provided that if Borrower or any other member of the Consolidated Group completes any Bulk Unit Sale (other than any casualty and condemnations in which the Net Cash Proceeds resulting therefrom are less than $2,000,000, and other casualty and condemnations to the extent provided in clause (v) below) that, when combined with the Net Cash Proceeds from all Bulk Unit Sales from and after the Petition Date, (1) exceed $50,000,000 but are less than $100,000,000 in the aggregate (without consideration of prior prepayments), then Borrower shall pay to Administrative Agent an amount equal to sixty-five percent (65%) of the Net Cash Proceeds resulting from such Bulk Unit Sale, and (2) equal or exceed $100,000,000 in the aggregate (without consideration of prior prepayments), then Borrower shall pay to Administrative Agent an amount equal to eighty percent (80%) of the Net Cash Proceeds resulting from such Bulk Unit Sale, in each case no later than one (1) Business Day after receipt thereof by such Person, such Net Cash Proceeds to be applied to the Obligations in accordance with Section 2.05(c)(vi).

(iv) If there occurs (A) any incurrence or issuance by Borrower or any other member of the Consolidated Group of any Indebtedness as specified in clause (a) or (b) of the definition thereof or (B) any Equity Offering, in each case, which results in the realization by such Person of Net Cash Proceeds, then Borrower shall pay to Administrative Agent an amount equal to one hundred (100%) of such Net Cash Proceeds no later than one (1) Business Day after receipt thereof by such Person, such Net Cash Proceeds to be applied to the Obligations in accordance with Section 2.05(c)(vi).

(v) If there occurs a casualty or condemnation with respect to any Property or other assets, and the Net Cash Proceeds resulting therefrom are equal to or greater than $2,000,000, then Borrower shall not be required to make any mandatory payments as a result of such casualty or condemnation with such Net Cash Proceeds to the extent of (x) any amounts previously paid by the applicable member of the Consolidated Group at the time of receipt of such Net Cash Proceeds for the Restoration of the applicable

Property or other assets and certified to the Agents in writing, and (y) any amounts to be paid by the applicable member of the Consolidated Group after receipt of such Net Cash Proceeds for the Restoration of the applicable Property or other assets, subject in the case of clause (y), to satisfaction of each of the following conditions:

(A) Borrower has commenced, or intends to promptly commence, the Restoration of the applicable Property or other assets;

(B) no Default or Event of Default shall have occurred and be continuing;

(C) the Agents shall be satisfied that the Restoration will be completed twelve (12) months after commencement of the Restoration;

(D) the applicable Property or other assets and the use thereof after the Restoration will be in compliance with and permitted under all Laws;

(E) Borrower shall cause the Restoration to be done and completed in an expeditious and diligent fashion and in compliance with all applicable Laws;

(F) Borrower shall deliver, or cause to be delivered, to the Agents a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to the Agents; and

(G) the Net Cash Proceeds together with any cash or Cash Equivalents deposited by Borrower with Administrative Agent and available Loans pursuant to Section 2.01 are sufficient in Administrative Agent’s reasonable judgment to cover the cost of the Restoration.

If the foregoing conditions are not satisfied, then such Net Cash Proceeds shall be paid and applied in accordance with Sections 2.05(c)(ii) or (iii), as applicable, and Section 2.05(c)(vi).

(vi) Each prepayment of Obligations pursuant to the foregoing provisions of this Section 2.05(c) shall be applied, first, to the outstanding Term Loans until paid in full and, second to the Revolving Credit Facility, in the following manner: (A) first, to the L/C Borrowings, (B) second, ratably to the outstanding Revolving Credit Loans (with no corresponding reduction to the Revolving Credit Facility), (C) third, to Cash Collateralize 100% of the remaining L/C Obligations and (D) fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such remaining amount being the “Reduction Amount”) may be retained by Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06    Termination or Reduction of Commitments.

(a) Voluntary. Borrower may, upon notice to Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) Mandatory. (i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the Closing Date (after giving effect to the incurrence of Term Loans on such date).

(ii) If a Reduction Amount exists on any day in accordance with the mandatory prepayment requirements set forth in Section 2.05(c), then the Revolving Credit Facility shall be automatically and permanently reduced on such date by an amount equal to such Reduction Amount.

(iii) If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, then the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

(a) Term Loans. On the Termination Date, Borrower shall pay to the Administrative Agent, for the account of each Term Lender in accordance with its Applicable Percentage, the aggregate principal amount of Term Loans outstanding on such date.

(b) Revolving Credit Loans. On the Termination Date, Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its

Applicable Percentage, the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08    Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, provided that in no event shall the Eurodollar Rate be less than 3.00% per annum; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a) Unused Fee. Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, an unused fee (the “Unused Fee”) equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with December 31, 2008, and on the Termination Date. The Unused Fee shall be calculated quarterly in arrears.

(b) Other Fees.

(i) Borrower shall pay to the Arrangers, Administrative Agent and Collateral Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(c) Since the principal face amount of the renewal replacement revolving line of credit promissory notes under the Pre-Petition Tower Facility exceeds the sum of the Term Note and the Revolving Credit Note as of the Closing Date, Borrower is executing and delivering the Treasury Note to Administrative Agent in the face principal amount of such excess in order to preserve such indebtedness. Borrower shall not be permitted to draw any Loan against the face amount of the Treasury Note without the unanimous consent of the Lenders and shall not owe any portion of the Treasury Note unless it so draws against the face amount of the Treasury Note (which the Borrower cannot do without, inter alia, approval of the Bankruptcy Court).

2.12    Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If and to the extent Administrative Agent shall not make such payments to Lenders when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent makes such payments to Lenders. If any payment to be made by Borrower shall come due on a day other than a Business Day, then payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Loans and prior to any Base Rate Loans that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Appropriate Lenders or L/C Issuers, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (A) Obligations in respect of either of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (1) the amount of such Obligations due and payable to such Lender at such time to (2) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (B) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (1) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (2) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    Extension of Maturity Date.

(a) Request for Extension. Borrower may request, by notice given to Administrative Agent (who shall promptly notify the Lenders) (the “Extension Request Date”) on a date that is not earlier than sixty (60) days and not later than forty-five (45) days prior to the Initial Stated Maturity Date that the Maturity Date be extended to the date which is eighteen (18) months after the Closing Date (the “Requested Maturity Date”).

(b) Conditions to Effectiveness of Extension. The Maturity Date shall be automatically extended to the Requested Maturity Date on the first day that each of the following conditions is satisfied:

(i) no Default or Event of Default or Appraised Value Ratio Failure shall have occurred and be continuing on the Extension Request Date or on the effective date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Extension Request Date and as of the effective date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) Borrower shall have delivered to the Agents, prior to the Extension Request Date, an update of the Final Budget through March 31, 2010 in form and scope reasonably satisfactory to the Agents; and

(iv) Borrower shall have filed, prior to the Extension Request Date, a draft Reorganization Plan and related disclosure statement, in each case in form and substance reasonably satisfactory to the Agents.

2.15    Collateral.

(a) Personal Property Security Documents. Borrower and each Guarantor (each, a “Grantor”) shall (i) execute and deliver the Security Agreement and the Pledge Agreement pursuant to which each of them grants to Collateral Agent, a Lien in and to substantially all its non-real estate assets (other than Excluded Assets), which Lien shall, to the extent provided in the Final Order and subject to Section 2.16, be prior to all other Liens on such assets (other than certain Customary Permitted Liens) and (ii) subject to Section 2.15(i), execute and deliver all instruments and documents (other than Uniform Commercial Code (“UCC”) financing statements) necessary for Collateral Agent to perfect such grant of a Lien to the extent that such Lien may be perfected by filing or possession under the UCC (collectively, together with the Security Agreement, Pledge Agreement, the Mortgages, and all other mortgages, deed of trusts, assignment of mortgages, allonges, collateral assignments, pledge agreements, or other agreements, instruments, or documents delivered to Collateral Agent pursuant to this Agreement that create or purport to create a Lien in favor of Collateral Agent, for the benefit of the Lenders, the “Security Documents”), together with such officers’ certificates, resolutions, and opinions of counsel related thereto as required pursuant to Section 4.01. The Security Documents shall be in form and substance reasonably acceptable to the Agents.

(b) Mortgages. Subject to Section 2.15(i), Borrower and each other Grantor shall execute and deliver to Collateral Agent mortgages or assignment and modification of mortgages with respect to the Specified Mortgages in form and substance reasonably acceptable to the Agents (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, the “Mortgages”) which grant to Collateral Agent a Lien in and to substantially all of its Properties (other than Excluded Assets), which Lien shall, upon perfection in accordance with clauses (i), (ii), and (iii) below or, if applicable, upon the entry of the Final Order, be prior to all other Liens on such assets (other than Customary Permitted Liens and Liens approved by Collateral Agent), together with:

(i) evidence that counterparts of such Mortgages have been filed in the offices that Collateral Agent may reasonably deem necessary or desirable in order to create a valid Lien on the property described therein in favor of Collateral Agent;

(ii) Financing Statements in form appropriate for filing under the Uniform Commercial Code in all applicable jurisdictions that Collateral Agent reasonably deems necessary, covering the collateral described in the Mortgages; and

(iii) evidence that all other action that Collateral Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the Mortgaged Properties has been taken.

Schedule 2.15 sets forth a list of each Eligible Property owned by any Loan Party on the Closing Date.

(c) Additional Mortgage Documents. Borrower and each other Grantor shall:

(i) execute and deliver to Collateral Agent all further instruments and documents, including, without limitation, all certificates, instruments, certified surveys, appraisals, environmental reports, and opinions of counsel as Collateral Agent may reasonably request, and shall take all further action that may be reasonably necessary or desirable, or that Collateral Agent may reasonably request, to perfect, and protect Liens in favor of Collateral Agent in the Mortgaged Properties;

(ii) if requested by Collateral Agent, cause to be delivered to Collateral Agent one or more ALTA title insurance policies, issued by a title insurer reasonably acceptable to Collateral Agent in amounts reasonably acceptable to Collateral Agent, on a coinsurance and/or reinsurance basis if and as reasonably required by Collateral Agent, insuring that the Mortgages constitute valid Liens covering the Mortgaged Properties and all improvements thereon, having the priority required by Collateral Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) that Collateral Agent approves, in a form reasonably acceptable to Collateral Agent, and otherwise reasonably satisfactory to Collateral Agent (it being acknowledged that Collateral Agent has requested title insurance for the Properties that are subject to the Specified Mortgages delivered on the Closing Date and Borrower has agreed to deliver such title insurance (or an endorsement thereof) within 60 days after the Closing Date); and

(iii) if requested by Collateral Agent, cause to be delivered to Collateral Agent an environmental assessment report, in form and substance reasonably satisfactory to Collateral Agent from an environmental consulting firm reasonably acceptable to Collateral Agent, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with the Mortgaged Properties, and Collateral Agent shall be reasonably satisfied with the nature and amount of any such matters and with Borrower’s plans with respect thereto.

(d) Appraisal Requirement. Collateral Agent will be entitled to obtain, at Borrower’s expense, an Acceptable Appraisal for each Eligible Property (or any portion thereof). Thereafter, Collateral Agent will be entitled to obtain, and at the request of Required Lenders shall obtain, at Borrower’s expense, a new Acceptable Appraisal of each Eligible Property (or any portion thereof), but not more than once every twelve (12) months during the term of this Agreement (each, an “Annual Appraisal”); provided that, in addition to the foregoing, Collateral Agent will be entitled to obtain, at Borrower’s expense, (i) one appraisal update of any such Property in any twelve (12) month period (each, a “Periodic Appraisal”), and (ii) additional Acceptable Appraisals of any such Property (or any portion thereof) if (A) a Default or an Event of Default exists, or (B) an appraisal is required under applicable Law. Collateral Agent shall provide to Borrower, at Borrower’s expense, copies of each Annual Appraisal and Periodic Appraisal upon the Collateral Agent’s receipt thereof. Borrower may notify Collateral Agent of any objections to, or comments on, (1) any Annual Appraisal within a period of ten (10) days (or twenty (20) days in the case of any Eligible Properties which are part of a Complex Community) after Borrower’s receipt thereof for Collateral Agent’s consideration and (2) any Periodic Appraisal within a period of ten (10) days after Borrower’s receipt thereof for Collateral Agent’s consideration, it being understood and agreed in each case that Collateral Agent shall have the exclusive right in its sole discretion to approve any Acceptable Appraisals after the applicable period. Nothing herein shall prejudice or otherwise limit any rights of the Borrower and the Guarantors that are preserved under the Final Order or be deemed a defense thereto in connection with any determination of the valuation of the Eligible Properties.

(e) Further Assurances. Borrower hereby agrees to execute and deliver, and to cause each other Grantor to execute and deliver, such other agreements, documents, assignments, statements or instruments as Collateral Agent may from time to time reasonably request to evidence, perfect or otherwise implement the Lien created by the Security Documents and subject to the terms hereof. All of the foregoing shall be reasonably satisfactory in form and substance to Collateral Agent. Borrower hereby irrevocably constitutes and appoints Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Borrower or in its own name, to take any and all actions and to execute any and all documents and instruments which Collateral Agent at any time and from time to time deems necessary or desirable to accomplish the purposes of this Section 2.15.

(f) Collateral Releases. Borrower may request in writing that Collateral Agent release its Lien on Mortgaged Properties or any portion thereof that Borrower or the applicable Grantor has entered into a Housing Purchase Contract to sell such Mortgaged Properties in the ordinary course of business, which provides a closing date that is within thirty (30) days of the requested release. In the event that Collateral Agent receives such request in accordance herewith, then Collateral Agent shall, so long as (x) no Event of Default under Section 8.01(a) exists or would result therefrom and (y) all required prepayments are made pursuant to Section 2.05 substantially simultaneously with the closing of the sale of such Mortgaged Property, release its Lien on such Mortgaged Properties on the date of closing of the sale of such Mortgaged Properties. In the event that Collateral Agent receives such request in accordance herewith and an Event of Default under Section 8.01(a) exists or would result therefrom, then Collateral Agent shall release its Lien on such Mortgaged Properties on the date of closing of the sale of such Mortgaged Properties, so long as (1) all required prepayments are made pursuant to

Section 2.05 and (2) any Net Cash Proceeds from the sale of such Mortgaged Properties remaining after the required prepayments described in clause (1) are (a) first, applied to the prepayment of any outstanding Loans under the Revolving Credit Facility (without any corresponding reduction in the Revolving Credit Commitments) and (b) second, placed in an escrow account with Administrative Agent on terms satisfactory to the Agents (to be released or applied to repay other Obligations at the direction of the Required Lenders), in each case substantially simultaneously with the closing of the sale of such Mortgaged Properties. Upon the release of Collateral Agent’s Liens on any portion of the Mortgaged Properties, such portion of the Mortgaged Properties shall no longer be considered Eligible Property.

(g) Appointment. Bank of America is hereby appointed to act as Collateral Agent under the Security Documents, and Collateral Agent is hereby authorized to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms of this Agreement and the Security Documents, together with such actions and powers as are reasonably incidental thereto, in all cases subject to the terms of this Agreement, the Security Documents and the Final Order. Collateral Agent shall have all rights and benefits under ARTICLE IX that are afforded to Administrative Agent.

(h) Costs. Borrower shall pay all reasonable fees and expenses associated with any of the actions taken under this Section 2.15, including, without limitation, (i) all reasonable fees and charges any appraisal, re-appraisal, and survey costs, (ii) title insurance charges and premiums, (iii) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches, (iv) judgment and tax lien searches for each Grantor, (v) reasonable fees and costs of environmental investigations and site assessments, (vi) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, and (vii) filing and recording fees.

(i) Pre-Petition Mortgages and Other Pre-Petition Collateral.

(i) The Debtor Loan Parties shall execute any Specified Mortgage requested by Collateral Agent, and upon such execution, Collateral Agent shall be authorized to record, at Borrower’s expense, such executed Specified Mortgages in the applicable jurisdictions. Notwithstanding anything contained in this Section 2.15, prior to any Trigger Event, Borrower and any of the other Debtor Loan Parties shall not be required to execute or record any Mortgage (other then the Specified Mortgages) in respect of any Property that is, as of the Closing Date, subject to a “Mortgage” under and as defined in the Pre-Petition Revolving Facility in favor of the collateral agent thereunder (each, a “Pre-Petition Mortgage”). Upon the request of Collateral Agent, within five (5) Business Days after the occurrence of any Trigger Event, each applicable Debtor Loan Party shall promptly execute Mortgages in respect of any other Eligible Property (other than the Specified Mortgages) in the applicable jurisdiction in the mortgage form agreed to on the Closing Date for such jurisdiction, it being understood and agreed that Collateral Agent shall be authorized to record, at Borrower’s expense, such executed Mortgages in the applicable jurisdictions. For purposes hereof, (c) “Trigger Event” means (i) the occurrence and continuance of an Event of Default or (ii) the recording after the Closing Date of any mortgage (other than in favor of Collateral Agent) against any Property described in the prior sentence which has a value in excess of $5,000,000 in the aggregate for all such recordings and (d) “Specified Mortgages” means Mortgages in respect of

Eligible Property located in Florida and New Jersey and any other jurisdiction in which the recording of a mortgage would not result in material recording taxes for the Debtor Loan Parties.

(ii) To the extent Bank of America, in its role as collateral agent under the Pre-Petition Credit Facilities, is the secured party under any account control agreements, is the mortgagee under any mortgage, is listed as loss payee under the Debtors’ insurance policies as required under the Pre-Petition Credit Facilities or is the secured party under any other Pre-Petition Credit Facility document, Bank of America, in its role as Collateral Agent hereunder, is also deemed (pursuant to the terms of the Final Order) to be the secured party under such account control agreements, the mortgagee under any mortgage, loss payee under the Debtors’ insurance policies and the secured party under any other Pre-Petition Credit Facility document and shall act in that capacity and distribute any proceeds recovered or received for the benefit of the Secured Parties in accordance with this Agreement and the Final Order. Each Pre-Petition Agent shall serve as agent for the Collateral Agent for purposes of perfecting their respective security interests and liens on all Collateral that is of a type such that perfection of a security interest therein may be accomplished only by possession or control by a secured party.

2.16    Priority and Liens Applicable to Debtor Loan Parties.

(a) The Borrower and each of the Debtor Guarantors hereby covenants, represents and warrants that, upon entry of the Final Order and the execution of this Agreement, the Obligations of Borrower and the Debtor Guarantors:

(i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code;

(ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of Borrower and the Debtor Guarantors’ respective estates in the Cases that is not subject to valid, perfected and non-avoidable liens as of the Petition Date or to valid liens in existence as of the Petition Date that are subsequently perfected to the extent permitted by Section 546(b) of the Bankruptcy Code;

(iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien upon all tangible and intangible property of Borrower and the Debtor Guarantors’ (provided, that as set forth in clause (iv) below, the existing Liens that presently secure the obligations of Borrower and the Debtor Guarantors under the Pre-Petition Credit Facilities will be primed by the Lien in favor of Collateral Agent for the benefit of the Secured Parties as described in clause (iv) below) respective estates in Cases that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or to valid Liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code; and

(iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority, senior priming Lien on all of the tangible and intangible property of Borrower and the Debtor Guarantors that is subject to existing Liens that presently secure Borrower’s and the Debtor Guarantors’ pre-petition Indebtedness under the Pre-Petition Credit Facilities (but subject to any Liens in existence on the Petition Date to which the Liens being primed hereby are subject or become subject subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code) and any Liens granted after the Petition Date to provide adequate protection in respect of the Pre-Petition Credit Facilities;

provided, however, that the Debtor Loan Parties shall not be required to pledge any Excluded Assets, and subject in each case only to the Carve-Out. The “Carve-Out” shall mean (x) all unpaid fees due and payable to the Clerk of the Bankruptcy Court and the Office of the United States Trustee pursuant to 28 U.S.C. § 1930, (y) the accrued and unpaid costs, fees and expenses incurred by professionals retained by the Debtor Loan Parties and any official statutory committee appointed in the Cases pursuant to an order of the Bankruptcy Court until the date of receipt by Borrower from the Agents of written notice (the “Default Notice”) specifying the occurrence and continuance of an Event of Default, provided that any such accrued and unpaid professional costs, fees and expenses incurred after the specified Event of Default is waived or cured shall also be included in the Carve Out and (z) the accrued and unpaid fees and expenses incurred by professionals retained by the Debtor Loan Parties and any official statutory committee appointed in the Cases after the date of receipt by Borrower of a Default Notice and, only for so long as the Event of Default specified in such notice is continuing, in an aggregate amount not to exceed $7,000,000, plus (without duplication) all accrued and unpaid allowed costs, fees and expenses incurred by professionals retained by the Debtor Loan Parties and any official statutory committee appointed in the Cases prior to the occurrence of such date. The Lenders agree that so long as no Event of Default shall have occurred and be continuing, Borrower and the Debtor Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.

(b) Subject to the priorities set forth in subsection (a) above and the Carve-Out, as to all real property (other than the Excluded Assets) the title to which is held by Borrower or any of the Debtor Guarantors, or the possession of which is held by Borrower or any of the Debtor Guarantors pursuant to leasehold interest, Borrower and each Debtor Guarantor hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto Collateral Agent on behalf of the Lenders all of the right, title and interest of Borrower and such Debtor Guarantor in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of Borrower and such Debtor Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Borrower and each Debtor Guarantor acknowledges that, pursuant to the Final Order, the Liens in favor of Collateral Agent on behalf of the Lenders in all of such real property and leasehold instruments shall be perfected without the recordation of any instruments of mortgage or assignment. Borrower and each Debtor Guarantor further agrees that, upon the request of the Agents made in accordance with Section 2.15(i), Borrower and such Debtor Guarantor shall enter into separate fee or leasehold mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Agents and consistent with the terms hereof.

2.17    Security Interest in Letter of Credit Account.

Pursuant to Section 364(c)(2) of the Bankruptcy Code, Borrower and the Debtor Guarantors hereby assign and pledge to the Collateral Agent, for its benefit and for the ratable benefit of the Revolving Credit Lenders, and hereby grant to the Collateral Agent, for its benefit and for the ratable benefit of the Revolving Credit Lenders, a first priority security interest, senior to all other Liens, if any, in all of Borrower’s and the Debtor Guarantors’ right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by Borrower, whether pursuant to Section 363 of the Bankruptcy Code or otherwise, and shall be released to Borrower only as described in Section 2.03(g).

2.18    Payment of Obligations.

Subject to the provisions of Section 8.02, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

2.19    No Discharge; Survival of Claims.

Each of Borrower and the Debtor Guarantors agrees that (a) its obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of Borrower and the Debtor Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Final Order and described in Section 2.16 and the Liens granted to Collateral Agent pursuant to the Final Order and described in Section 2.16 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan other than the discharge and release of such Liens and Claims upon payment in full in cash of the Obligations (including Cash Collateralization of Outstanding Amounts of Letters of Credit) as provided for herein.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent, each Lender and each L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or an L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of IRS Form W-8ECI claiming exemption for effectively connected income,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than penalties, interest or other charges imposed as a result of the gross negligence or willful misconduct of such Lender or L/C Issuer) to Administrative Agent, such Lender or L/C Issuer in the event Administrative Agent, such Lender or L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest

Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04    Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, showing the calculation thereof in reasonable detail, and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.13;

including any loss or expense (but excluding loss of margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender (x) shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, and (y) shall deliver to Administrative Agent and Borrower a calculation of any such compensation or additional amount, in reasonable detail. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives notice pursuant to Section 3.02, Borrower may replace such Lender in accordance with Section 11.13.

3.07    Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date of this Agreement or the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) (A) a security agreement, in substantially the form of Exhibit F (together with each security agreement supplement delivered pursuant to Section 6.12, in each case as amended from time to time in accordance with the terms thereof, the “Security Agreement”) and (B) a pledge agreement, in substantially the form of Exhibit G (together with each pledge agreement supplement delivered pursuant to Section 6.12, in each case as amended from time to time in accordance with the terms thereof, the “Pledge Agreement”), in each case duly executed by each Loan Party;

(v) Specified Mortgages covering the properties listed on Schedule 4.01 duly executed by the appropriate Loan Party, together with evidence that the Loan Parties shall have complied with the requirements of Section 2.15 in respect of such properties;

(vi) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of Borrower’s counsel, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since June 30, 2008 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, other than those which customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases and (C) that there exists no action, suit, investigation, litigation or proceeding (excluding the Cases) pending or threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to result in a Material Adverse Effect;

(x) evidence that (A) all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and (B) Collateral Agent, on behalf of the Secured Parties, is named as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of Borrower, the Guarantors and their respective subsidiaries forming part of the Collateral;

(xi) evidence that (A) the Tower Facility Refinancing shall have occurred and (B) all fees and expenses of agents under the Pre-Petition Facilities (including reasonable fees and expenses of legal counsel, financial adviser and appraisers of such agents) shall have been paid;

(xii) a certified copy of an order of the Bankruptcy Court reasonably satisfactory in form and substance to the Agents which, in any event, shall have been entered by the Bankruptcy Court no later than September 24, 2008, approving the Loan Documents and granting the super-priority claim status and senior priming and other liens referred to in Section 2.16 (the “Final Order”), which Final Order shall (A) authorize the continued use of cash collateral under the Pre-Petition Credit Facilities and provide for the lien priorities set forth in Section 2.16, (B) authorize the Tower Facility Refinancing, (C) approve the payment by Borrower of all of the fees provided for herein and in the Fee Letter and (D) not have been vacated, reversed, modified, amended or stayed;

(xiii) a duly completed Compliance Certificate dated as of the Closing Date signed by a Responsible Officer of Borrower; and

(xiv) such other assurances, certificates, documents or opinions as Administrative Agent, any L/C Issuer or the Required Lenders reasonably may require.

(b) Each Loan Party shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(c) Borrower shall have retained a restructuring advisory firm of national standing, with the mandate, scope of work and authority of such advisory firm to be reasonably satisfactory to the Agents (it being understood and agreed that the mandate, scope of work and authority of FTI Consulting, Inc. set out in the engagement letter between Borrower and FTI Consulting, Inc. dated August 12, 2008 are reasonably satisfactory to the Agents).

(d) Borrower shall have delivered (i) financial forecasts through December 31, 2009 for the Loan Parties in scope and substance reasonably satisfactory to the Agents (the “Initial Budget”) (it being understood and agreed that the financial forecasts delivered to the Agents on August 9, 2008 are reasonably satisfactory to the Agents) and (ii) a detailed receipts and disbursements forecast for the Loan Parties in form and substance reasonably acceptable to the Agents for the 13 weeks commencing with the week that includes the Petition Date (the “Approved Initial Forecast”) (it being understood and agreed that the receipts and disbursements forecast delivered to the Agents on August 4, 2008 is reasonably satisfactory to the Agents).

(e) (i) Any fees required to be paid to the Lenders in accordance with this Agreement on or before the Closing Date shall have been paid, and (ii) all fees and expenses of the Agents (including reasonable fees, charges and disbursements of counsel and financial adviser to the Agents to the extent invoiced prior to the Closing Date) required to be paid to the Agents in accordance with this Agreement on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default or Appraised Value Ratio Failure shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Administrative Agent and, if applicable, an L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of any Request for Credit Extension with respect to a Borrowing of Revolving Credit Loans, the Loan Parties’ aggregate cash and Cash Equivalents (other than Restricted Cash) (i) shall not exceed $50,000,000 as of the date of such Credit Extension and (ii) will not exceed $50,000,000 as a result of such proposed Credit Extension after giving effect to any disbursement to be made on the date of such proposed Credit Extension.

(e) The Final Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in a manner that the Agents determine to be adverse to the interests of the Lenders; provided that any modification or amendment to the Final Order relating to a settlement, waiver or cure of a breach of an Appraised Value Ratio Failure consented to by the Pre-Petition Agents (with the consent or non-objection of the preponderance of the Pre-Petition Lenders) shall be deemed not to be adverse to the interests of the Lenders (the “Permitted Final Order Amendment”).

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c), (d) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power; Compliance with Laws. Each member of the Consolidated Group (a) is (i) in the case of Borrower, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and (ii) in the case of each other member of the Consolidated Group, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) subject to entry of any applicable order of the Bankruptcy Court, own its assets and carry on its business, and (ii) subject to entry of the Final Order, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all

Laws; except in each case referred to in clause (a)(ii), (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; No Contravention. Subject to entry of the Final Order and the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any post-petition Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law.

5.03    Governmental Authorization; Other Consents. Subject to entry of the Final Order and the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04    Binding Effect. Subject to entry of the Final Order and the terms thereof, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to entry of the Final Order and the terms thereof, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to Debtor Relief Laws and general principles of equity.

5.05    Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Borrower and its subsidiaries, as determined in accordance with GAAP, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Consolidated Group dated June 30, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its subsidiaries, as determined in accordance with GAAP, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since June 30, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, other than those which customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases.

5.06    Litigation. Except for the litigation described on Schedule 5.06 and objections or pleadings that may have been filed with respect to the Borrower and the other Debtor Guarantors seeking authorization to incur the obligations contemplated hereby, there are no unstayed actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) would reasonably be expected to be determined adversely to any member of the Consolidated Group, and, if so adversely determined, would (individually or collectively with any other action by or before any Governmental Authority) reasonably be expected to have a Material Adverse Effect.

5.07    No Default. No member of the Consolidated Group is in default under or with respect to any post-petition Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property; Liens. Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.02.

5.09    Taxes. The members of the Consolidated Group have filed or caused to be filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any member of the Consolidated Group that would, if made, reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.10    ERISA Compliance.

(a) (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where, individually or in the aggregate, the liability that could reasonably be expected to result therefrom could not have a Material Adverse Effect; (ii) each Plan that is intended to qualify under Section 401(a) of the

Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification; except where, individually or in the aggregate, the liability that could reasonably be expected to result therefrom could not have a Material Adverse Effect; and (iii) Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur, except where, individually or in the aggregate, the liability that could reasonably be expected to result therefrom could not have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, except where, individually or in the aggregate, the liability that could reasonably be expected to result therefrom could not have a Material Adverse Effect; and (v) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Sections 4069 or 4212(c) of ERISA, except where, individually or in the aggregate, the liability that could reasonably be expected to result therefrom could not have a Material Adverse Effect.

5.11    Subsidiaries; Joint Ventures. Borrower has no Subsidiaries other than those (a) specifically disclosed in Part A of Schedule 5.11 and (b) Subsidiaries that will be disclosed in Part A of Schedule 5.11 as required by, and in compliance with, Section 6.01(c). As of the Closing Date, Part A of Schedule 5.11 accurately indicates, with respect to each Subsidiary, whether such Subsidiary is a Loan Party. No member of the Consolidated Group owns or holds of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any corporations nor any legal and/or beneficial interests in any Joint Venture, except for (i) the Joint Ventures listed on Part B of Schedule 5.11, and (ii) the Joint Ventures that will be disclosed in Part B of Schedule 5.11 as required by, and in compliance with, Section 6.01(c).

5.12    Margin Regulations; Investment Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13    Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14    Compliance with Laws.

(a) The location, construction, occupancy, development, operation and use of the Properties comply in all material respects with the terms of all of the following encumbrances constituting Permitted Liens: all applicable regional impact plans and reports, all applicable restrictive covenants and deed restrictions and all applicable Laws. The Property Owners have obtained all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the use and operation of the Properties or any material part thereof as currently developed in accordance with all applicable Laws.

(b) Borrower and each other member of the Consolidated Group is in compliance with all applicable Laws, except to the extent that failure to do so has had or would reasonably be expected to have a Material Adverse Effect.

5.15    Compliance with Environmental Laws.

(a) None of the Property Owners, nor any operator of the Properties or any operations thereon is in violation, or alleged violation, of any Environmental Laws, which violation would reasonably be expected to have a Material Adverse Effect. Schedule 5.15 describes all of the Existing Environmental Matters that, as of the Closing Date, could reasonably be expected to have a Material Adverse Effect.

(b) Except for the Existing Environmental Matters that could reasonably be expected to have a Material Adverse Effect, none of the Property Owners has received notice from any third party including, without limitation, any federal, state or local Governmental Authority: (i) that it has been identified by the United States Environmental Protection Agency (the “EPA”) as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); or (ii) that any Hazardous Materials which any Property Owner has generated, transported or disposed of has been found at any site at which a federal, state or local Governmental Authority or other third party has conducted or has ordered that any Property Owner conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any Property Owner is a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release or presence of Hazardous Materials.

(c) Except for the Existing Environmental Matters that could reasonably be expected to have a Material Adverse Effect: (i) no portion of the Properties has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Properties, except for underground tanks for fuel maintained in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by any Property Owner or operators of its properties, no Hazardous Materials have been generated or are being used on the Properties except in accordance with applicable Environmental Laws; (iii) to the best of Borrower’s knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from any Properties of any Property Owner, which releases would reasonably be expected to have a material adverse effect on the value of the Properties taken as a whole; (iv) to the best knowledge of the Property Owners, there have been no releases on, upon, from or into any real property in the vicinity of any of the Properties which, through soil or groundwater contamination, may have come to be located on, and which would reasonably be expected to have a Material Adverse Effect on the value of, the Properties taken as a whole; and (v) to the best of Borrower’s knowledge, any Hazardous Materials that have been generated on any of the Properties have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best knowledge of Borrower, operating in compliance with such permits and applicable Environmental Laws.

5.16    Laws Pertaining to Land Sales. None of the Property Owners have received any notice that it is in violation of the Interstate Land Sales Full Disclosure Act (the “Interstate Land Sales Act”), the Florida Land Sales Practices Law (the “Florida Land Sales Law”) or similar laws pertaining to land sales (including, without limitation, any laws pertaining to the sale of interests in timeshare units) in any state in which any Property Owner sells, transfers, manages, operates, develops or otherwise disposes of property, which violation would reasonably be expected to have a Material Adverse Effect.

5.17    Fiscal Year. The Consolidated Group has a Fiscal Year ending December 31 of each calendar year.

5.18    Common Enterprise and Consideration. The members of the Consolidated Group are collectively engaged in a common enterprise for the furtherance of the Core Businesses. Accordingly, the Loan Parties have received good and adequate consideration for the entering into the Loan Documents to which they are parties to. Furthermore, the members of the Consolidated Group agree that an advance to Borrower that is subsequently disbursed by Borrower to any members of the Consolidated Group for use by such entity shall benefit all of the other members of the Consolidated Group. The members of the Consolidated Group agree that they will each receive good and adequate benefit from this common arrangement given the common enterprise of all of the foregoing as set forth above.

5.19    Security Interest. The Security Documents (and, in the case of the Debtor Loan Parties, the Final Order) create and grant to Collateral Agent, for the benefit of the Secured Parties, a legal and valid Lien which has been perfected and is prior to all other Liens on the Collateral other than Liens having priority by operation of law in the Collateral identified therein, subject to Section 2.16 (in the case of the Debtor Loan Parties) and certain Customary Permitted Liens. Such Collateral is not subject to any other Liens whatsoever, except Liens permitted under this Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each member of the Consolidated Group to:

6.01    Financial Statements and Other Reports. Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower (or in the case of the fiscal year ending December 31, 2008, one hundred fifty (150) days), a consolidated balance sheet of Borrower and its subsidiaries, as determined in accordance with GAAP, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification or exception (other than with respect to the Cases) as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower (or in the case of the fiscal quarter ending September 30, 2008, one hundred twenty (120) days), a consolidated balance sheet of Borrower and its subsidiaries, as determined in accordance with GAAP, as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower (or in the case of the fiscal quarter ending September 30, 2008, the period specified in Section 6.01(b) for the financial statements for such quarter), updates to Schedule 5.11 (upon the deliveries of such updates, Schedule 5.11 shall be automatically updated, without any further consent from Administrative Agent or the Lenders) to the extent that such Schedule is not accurate or complete as of the last day of such fiscal quarter; provided that with respect to each fiscal quarter ending December 31, such updates shall be delivered concurrently with the financial statements referred to in Section 6.01(a) for the period ending on such December 31;

(d) on or before October 11, 2008, a revised financial forecast through March 31, 2010 for the Loan Parties. If Administrative Agent does not notify Borrower in writing within seven (7) Business Days of receipt of such revised forecast that such revised forecast is not reasonably acceptable to the Agents, such revised forecast shall become the “Final Budget” for purposes of this Agreement. It is understood and agreed that (i) such revised forecast will be reasonably acceptable to the Agents if it reflects (A) financial performance which is no worse in any material respect in the aggregate and in any fiscal quarter and (B) liquidity which is no worse in any material respect in the aggregate and in any fiscal quarter, in each case, from that reflected in the Initial Budget; provided that in the case of clause (A) above, (x) as to expenses, if the projected expenses are, in the aggregate and in any fiscal quarter, equal to or lower than those reflected in the Initial Budget and (y) as to revenues, if the projected revenues are, in the aggregate and in any fiscal quarter, equal to or greater than, in each case, those reflected in the Initial Budget then the financial performance referred to in clause (A) shall be deemed not to be worse in any material respect and (ii) Borrower shall, and shall cause its restructuring advisory firm to, provide information promptly regarding such revised forecast as reasonably requested by the Agents and their financial adviser in connection with their review of such revised forecast; and

(e) on Friday (or if Friday is not a Business Day, the next Business Day) of each week, a weekly report, in each case in respect of the prior week, of expenditures, receipts, disbursements and a reconciliation of actual expenditures, receipts and disbursements with those set forth in the latest 13-Week Forecast delivered pursuant to Section 6.02(f)(iv), in form reasonably satisfactory to the Agents.

As to any information contained in materials furnished pursuant to Section 6.02(d), Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02    Certificates; Other Information. Deliver to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower (or in the case of the fiscal year ending December 31, 2008, the period specified in Section 6.01(a) for the financial statements for such year), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the covenant set forth in Section 7.12 or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a), Section 6.01(b) and Section 6.02(f)(i), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower (which, in the case of certificates delivered concurrently with the monthly financial statements referred to in Section 6.02(f)(i), shall include, without limitation, a calculation of the Appraised Value Ratio (and the components of such ratio, including the Adjusted Appraised Value of each Eligible Property, it being understood that in rendering such Compliance Certificate, no opinion will be rendered by Borrower as to the appraised value (including any adjustments thereto) of any Property) as of the end of the month covered by such monthly financial statements);

(c) promptly after any reasonable request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d) within five (5) days after the same are available, copies of each of the following documents of Borrower not otherwise required to be delivered to Administrative Agent pursuant to this Agreement:

(i) proxy statements and annual reports to shareholders;

(ii) annual reports on Form 10-K;

(iii) quarterly reports on Form 10-Q; and

(iv) each current report on Form 8-K (other than current reports on Form 8-K relating only to “Other Events” under Item 5 of Form 8-K or other items defined as “Other Events” as may be assigned in the future) and transaction statements on Schedule TO, 13D or 13E-3 that Borrower may file under the Securities Exchange Act of 1934;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation or other formal inquiries not in the ordinary course by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) as soon as available, but in any event within thirty (30) days after the end of each calendar month (unless such month is at the end of a fiscal quarter, in which case within forty-five (45) days of the last day of such fiscal quarter), (i) historical and projected monthly financial statements together with an explanation in reasonable detail of any variances between historical and projected amounts, (ii) a schedule listing all single and multi-family (traditional) homes and high-rise (tower) homes sold during the month most recently ended and all sales contracts which have been rescinded or otherwise cancelled during the month most recently ended, in each case, in form reasonably satisfactory to Administrative Agent, (iii) a schedule of daily cash balances for the month most recently ended, and (iv) rolling 13 week cash flow projections, which shall be substantially in the same format as the Approved Initial Forecast and shall additionally include detailed information with respect to any prepayments made pursuant to Section 2.05(c) (each such projections and update, including the Approved Initial Forecast, a “13-Week Forecast”) and certified by a Responsible Officer of Borrower (all such financial projections to be prepared on a reasonable basis and in good faith, and to be based upon assumptions believed by Borrower to be reasonable at the time made and from the best information then reasonably available to Borrower (it being understood that projections are subject to uncertainties and contingencies and no assurance can be given that any projection will be realized));

(g) promptly, and in any event at least five (5) Business Days prior to any Disposition of Unentitled Land, Developable Land or other raw land, or of any Business Unit or Amenity (including a Disposition of all or substantially all of the marina slips in a development but excluding any Disposition of a single marina slip) or of any Bulk Unit Sale, notice of such Disposition or Bulk Unit Sale in reasonable detail including a calculation of the estimated Net Cash Proceeds thereof; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (b) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to Administrative Agent. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arrangers will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and

(b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arrangers, L/C Issuers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03    Notices. Promptly notify Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Code and the continuation and prosecution thereof, including (i) breach or non-performance of, or any default under, a post-petition Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material post-petition litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Taxes. Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and all lawful claims which have become due and payable and that have become or would reasonably be expected to become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary.

6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties. Preserve and maintain the Properties in good order, repair and condition, and shall promptly restore damage from casualty or condemnation, which condemnation or casualty would reasonably be expected to have a Material Adverse Effect, and shall not permit or commit material waste on the Properties (taken as a whole) and shall cause each and every part of the Properties to comply in all material respects with all applicable Laws, and any lawful private restrictions or other requirements or provisions relating to the development, operation, maintenance or use of the Properties, including, without limitation, the terms and provisions of any mortgages or other agreements or instruments constituting Permitted Liens. Other than in the ordinary course of the Core Businesses, no portion of the Properties shall be removed, demolished or altered in any material manner, which materially diminishes the value of the Properties taken as a whole without the prior written consent of Administrative Agent. Upon any casualty, condemnation, removal or demolition, the portion of any such affected Properties shall be removed from the calculation of Eligible Property until the restoration of such Eligible Property.

6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurers not Affiliates of Borrower insurance with respect to its properties and business against such casualties and contingencies, including windstorm and flood insurance and terrorism insurance (to the extent terrorism insurance is available on a commercially reasonable basis), as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices. Borrower shall furnish to Administrative Agent certificates or other evidence satisfactory to Administrative Agent of compliance with the foregoing insurance provision. The Consolidated Group shall at all times comply with and conform to all provisions of each such insurance policy and to all requirements of the insurers thereunder applicable to the Consolidated Group, the Properties or to the use, occupation, possession, operation, maintenance or repair of all or any portion of the Properties. To the extent any insurance coverage required by this Section 6.07 is cancelled or otherwise terminated through no fault of Borrower or any other member of the Consolidated Group, Borrower shall have a commercially reasonable time to replace such insurance coverage provided Borrower proceeds with diligence to replace such coverage. Notwithstanding the foregoing, Borrower or its Subsidiaries may maintain insurance from one or more Captive Insurance Companies in connection with the foregoing property insurance requirements, so long as the same is maintained in accordance with sound business practices.

6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws, including, without limitation, all Environmental Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which

(a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.

6.10    Inspection Rights; Meetings; Updates.

(a) Upon the reasonable request of Administrative Agent, allow Administrative Agent and any Lender that accompanies Administrative Agent and their representatives to inspect any of their properties, to review reports, files, and other records, from time to time, upon reasonable notice and during reasonable business hours.

(b) From time to time as reasonably requested by Administrative Agent, provide updates on its recent results of operations, current financial condition and current status of its business and affairs in periodic conference calls with Administrative Agent.

6.11    Use of Proceeds. Use a portion of the proceeds of the Term Loans on the Closing Date to pay in full all obligations (other than any indemnities not then due and payable) under the Pre-Petition Tower Facility, and use the remaining portion of the Term Loans and the Revolving Credit Loans and Letters of Credit solely to provide for working capital needs for the Core Businesses in a manner consistent with the provisions of this Agreement and other general corporate purposes, including without limitation, (i) the payment of fees and expenses relating to or arising out of the Cases (including without limitation, with respect to the Loan Parties’ professionals), (ii) the adequate protection payments, cure payments and any other payments permitted to be made by the Bankruptcy Court and (iii) the acquisitions and Investments permitted under Sections 7.03, 7.04, and 7.05; provided that Borrower shall not use the proceeds of the Loans and Letters of Credit to, directly or indirectly, repay, prepay, purchase, redeem or otherwise acquire any principal payments on any Indebtedness (other than the Tower Facility Refinancing); provided further that if any adequate protection payments to the Pre-Petition Lenders are recharacterized as payments of principal, such recharacterization shall not be deemed a breach hereof or a Default or Event of Default hereunder.

6.12    Additional Guarantors; Additional Collateral. Notify Administrative Agent at the time that any Person becomes a Subsidiary, unless such Subsidiary is an Excluded Subsidiary, and promptly thereafter (and in any event within sixty (60) days (or such longer period as is reasonably acceptable to Administrative Agent)), cause such Subsidiary, unless such Subsidiary is an Excluded Subsidiary, to become a Guarantor, by executing and delivering to Administrative Agent a counterpart of this Agreement or such other document as Administrative Agent shall deem appropriate for such purpose, together with Security Documents covering the collateral described in Section 2.15, all in form, content and scope reasonably satisfactory to Administrative Agent.

(a) Notify Administrative Agent at the time that any Excluded Subsidiary files a petition with the Bankruptcy Court initiating a Case, and promptly thereafter (and in any event within five (5) Business Days (or such longer period as is reasonably acceptable to Administrative Agent) following the entry of the requisite Bankruptcy Court order after notice and a hearing (it being agreed that Borrower shall request that, and shall endeavor to cause, such hearing to be scheduled within twenty-five (25) days after the filing date) cause such Subsidiary to become a Guarantor, by executing and delivering to Administrative Agent a counterpart of this Agreement or such other document as Administrative Agent shall deem appropriate for such purpose, together with Security Documents covering the collateral described in Section 2.15, all in form, content and scope reasonably satisfactory to Administrative Agent. It is understood and agreed that the Bankruptcy Court’s failure to enter any applicable order contemplated by this Section 6.12(a) shall not be deemed a Default or Event of Default.

(b) Notify Administrative Agent at the time that any member of the Consolidated Group acquires any Property and promptly thereafter (and in any event within sixty (60) days (or such longer period as is reasonably acceptable to Administrative Agent)), cause such member of the Consolidated Group to execute and deliver to Collateral Agent Mortgages covering such Property and the other documents described in Section 2.15 requested by Collateral Agent with respect to such Property.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any member of the Consolidated Group to, directly or indirectly:

7.01    Permitted Indebtedness. Incur or permit to exist or remain outstanding any Indebtedness; provided, however, that the Consolidated Group may incur or permit to exist or remain outstanding:

(a) Indebtedness under this Agreement;

(b) purchase money Indebtedness and Indebtedness in respect of Capitalized Leases, in each case for equipment used in the ordinary course of business, subject to the restrictions set forth in Section 7.02(j);

(c) Indebtedness in respect of Swap Contracts;

(d) Indebtedness of Debtor Loan Parties incurred prior to the Petition Date (and Guarantees of such Indebtedness which are in place on the Petition Date) with any such individual Indebtedness in excess of $500,000 being described in Part A of Schedule 7.01;

(e) Indebtedness of Non-Debtor Guarantors incurred prior to the Closing Date (and Guarantees of such Indebtedness which are in place on the Closing Date) with any such Indebtedness being described in Part B of Schedule 7.01, and refinancings, refunding, renewals, extensions, exchanges and replacements of such Indebtedness that (i) do not increase the outstanding principal amount thereof at the time of such refinancing, refunding, renewal, extension or replacement and (ii) do not contain covenants that are materially less favorable to the applicable member of the Consolidated Group;

(f) Indebtedness with respect to CDD Obligations;

(g) intercompany Indebtedness among the Loan Parties;

(h) Indebtedness incurred in connection with financing insurance premiums approved by the Bankruptcy Court;

(i) Indebtedness of Excluded Subsidiaries in an aggregate amount not to exceed $1,000,000;

(j) Guarantees of Indebtedness of Excluded Subsidiaries, Joint Ventures, Excluded JV Subsidiaries and Equity Clubs that are not Subsidiaries, the aggregate amount of which, when added to the aggregate amount of Investments in Joint Ventures, Excluded JV Subsidiaries, Excluded Subsidiaries and Equity Clubs that are not Subsidiaries permitted by Section 7.03 shall not exceed $6,500,000;

(k) Indebtedness otherwise owed to Wachovia, any other financial institution that is a Lender under this Agreement or any of their respective banking affiliates in respect of overdrafts and related liabilities arising from treasury, depository or cash management services or in connection with any automated clearing house transfers of funds;

(l) endorsements of instruments in the ordinary course of business and consistent with past practices of the Loan Parties; and

(m) other Indebtedness in an aggregate principal amount not to exceed $2,000,000.

7.02    Permitted Liens. Create or permit to exist any Lien on any of its property except for the following by a member of the Consolidated Group (the “Permitted Liens”):

(a) Liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

(b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens and Liens imposed by law, arising in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) pledges or deposits made in connection with workmen’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

(d) the Permitted Mortgages;

(e) equipment leases or other operating leases in the ordinary course of business;

(f) Impact Liens required by applicable Governmental Authorities;

(g) Liens with respect to CDD Obligations;

(h) easements and restrictions of record customary in any of the Core Businesses;

(i) Liens in favor of Administrative Agent, the Lenders, the Secured Parties or Collateral Agent under or pursuant to this Agreement or the other Loan Documents;

(j) Liens securing Indebtedness permitted under Section 7.01(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed one hundred percent (100%) of cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) Liens securing Obligations arising under any Secured Cash Management Agreement or any Secured Hedge Agreement;

(l) contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(m) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(n) Liens arising from precautionary UCC financing statements regarding operating leases;

(o) Liens encumbering customary initial deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the ordinary course of business;

(p) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(q) (i) Liens which were existing on the Petition Date and described in Schedule 7.02, and (ii) Liens granted pursuant to the Pre-Petition Credit Facilities;

(r) Liens in favor of the Pre-Petition Lenders as adequate protection granted pursuant to the Final Order, which Liens are junior to the Liens contemplated hereby in favor of the Agents and the Lenders;

(s) any interest or title of a licensor, lessor or sublessor under any lease entered into by Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(t) Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under Section 8.01(h);

(u) licenses, leases or subleases granted to third parties not interfering in any material respect with the Core Business of any member of the Consolidated Group;

(v) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount not to exceed $2,000,000; and

(w) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $2,000,000.

7.03    Investments. Make any Investments (other than in Property or Indebtedness secured by Property consistent with the Core Business and subject to Section 7.05), except:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of banks organized under the laws of the United States of America or any state thereof having total assets in excess of $100,000,000;

(d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less that “P-1” if rated by Moody’s and not less than “A-1” if rated by S&P;

(e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s or by S&P at not less than “AA” if then rated by Moody’s and not less than “AA” if then rated by S&P;

(f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing Sections 7.03(a), (b) or (e) with banks described in the foregoing Section 7.03(c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(h) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) above;

(i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(j) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing Sections 7.03(a) through (f) and have total assets in excess of $50,000,000;

(k) Investments among Loan Parties, subject to Section 7.04;

(l) Investments in existing or new Joint Ventures, Excluded JV Subsidiaries, Excluded Subsidiaries and Equity Clubs that are not Subsidiaries, the aggregate amount of which, when added to the aggregate amount of any Guarantees of the Indebtedness of such Joint Ventures, Excluded JV Subsidiaries, Excluded Subsidiaries and Equity Clubs that are not Subsidiaries permitted by Section 7.01, shall not exceed $6,500,000;

(m) Investments in Parkland Golf Club, Inc. for purposes of constructing a golf clubhouse, in an aggregate amount after the Closing Date not to exceed $6,000,000;

(n) Investments (including debt obligations) received in connection with bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(o) loans and advances by the Loan Parties to employees of the Loan Parties for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business (and consistent with past practices of the relevant Loan Parties), in an aggregate outstanding amount not to exceed $250,000 at any time; and

(p) other Investments in an aggregate amount not to exceed $2,000,000.

7.04    Fundamental Changes.

(a) Without the prior written approval of the Required Lenders, none of the Consolidated Group (other than any Immaterial Subsidiary) will at any time merge or consolidate with or into any Person or dispose of all or substantially all of its assets, except that Subsidiaries of Borrower may merge into (or dispose of all or substantially all of its assets, including any Disposition that is in the nature of a liquidation, to) Borrower or another Subsidiary of Borrower (provided that if any such merger or disposition involves a Guarantor, then a Guarantor must be the survivor or the recipient of such disposition). Borrower shall provide thirty (30) days prior notice to Administrative Agent of any proposed permitted merger or disposition hereunder and shall cause the Consolidated Group to execute such documents as Administrative Agent may request in order to continue the effectiveness of this Agreement and the other Loan Documents.

(b) Create a Subsidiary other than a Subsidiary to conduct its Core Businesses (including Investments permitted under Section 7.03). Any new Subsidiary shall automatically become a member of the Consolidated Group and Borrower shall cause such new Subsidiary (other than Subsidiaries which are recreational or community associations or other non-profit organizations) to execute and deliver to Administrative Agent a counterpart to this Agreement to the extent required by Section 6.12. The Subsidiaries formed by a member of the Consolidated Group for homeowners’ associations may be owned in part by the homeowners in the applicable community and with respect to Amenities, in part by the owners of memberships in Equity Clubs.

7.05    Acquisitions. Acquire any real property, except for the acquisitions under contract listed on Schedule 7.05.

7.06    Transactions with Affiliates. Enter into any agreement to pay any fees, wages, salary, bonus, commission, contributions to benefit plans or any other compensation for goods or services or otherwise enter into any other agreement or arrangement with its Affiliates (other than any such agreement or arrangement among the Loan Parties) or to or for the benefit of any Person who is a director or officer of the Consolidated Group or any of its Affiliates or who has, or any of whose Affiliates has, a beneficial interest in the capital stock or partnership interests of any of the Consolidated Group or any of its Affiliates, except in the ordinary course of and pursuant to the reasonable requirements of such member’s business and upon terms and conditions materially no more favorable than those such member of the Consolidated Group would be willing to enter into with an unaffiliated third party; provided that the following transactions shall not be prohibited by this Section 7.06: (i) transactions otherwise permitted by ARTICLE VII; (ii) Borrower’s Employee Homesite Purchase Policy and (iii) payments authorized by order of the Bankruptcy Court with respect to key employee incentive or similar plans. At the request of Administrative Agent, Borrower shall provide computations and evidence of compliance with this Section 7.06.

7.07    Permitted Distributions. Make any Distributions; provided that (a) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person, and (b) any Subsidiary may make dividend payments or other distributions to any Loan Party; provided, further, that if no Default or Event of Default has occurred and is continuing or would occur and be continuing as a result thereof, Borrower may redeem or exchange, in whole or in part, any capital stock of Borrower for shares of another class of capital stock of Borrower or rights to acquire shares of such other class of capital stock; provided that such other class of capital stock contains terms and provisions (taken as a whole, and taking into account the relative amounts of the shares of each class of capital stock involved in such redemption of exchange) that are at least as advantageous to Lenders as those contained in the capital stock redeemed or exchanged therefore.

7.08    Change in Nature of Business. Engage in any material line of business substantially different from any of the Core Businesses.

7.09    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.10    No Other Negative Pledge. Covenant or otherwise agree with any Person (other than the Lenders and Administrative Agent pursuant to this Agreement), whether in connection with obtaining or modifying credit accommodations from such Person, or incurring other Indebtedness, or otherwise, to keep the Collateral free of any or all Liens, except for any such agreement with any creditor or any representative of any creditors of any Indebtedness permitted by Section 7.01 as long as such agreement does not prohibit or restrict Borrower or any member of the Consolidated Group from granting Liens in the Collateral to secure the Obligations.

7.11    Appraised Value Ratio. Permit, at any time, the Appraised Value Ratio to be less than 1.26 to 1.0; provided that the failure to be in compliance with the Appraised Value Ratio at any time (an “Appraised Value Ratio Failure”) shall not constitute a Default or an Event of Default hereunder unless such failure continues unremedied for sixty (60) days following an Appraised Value Ratio Default Trigger Date, it being understood and agreed that any waiver of an Appraised Value Ratio Failure by the Pre-Petition Agents (with the consent or non-objection of the preponderance of the Pre-Petition Lenders) during such 60-day period shall be deemed to be a waiver by the Lenders hereunder.

7.12    Cash Flow Variance.

(a) For each of the months of August 2008, September 2008 and October 2008, in respect of all operating expenditure line items in the Approved Initial Forecast, permit expenditures by the Loan Parties for all such line items from the period starting with the Petition Date and ending on the last day of such month to exceed, in the aggregate, 112.5% of the amount set forth for such time period in the Approved Initial Forecast for all operating expenditure line items (excluding from such calculation the expenditure line item for “supplemental warranty insurance”).

(b) For each of the months of November 2008, December 2008 and January 2009, in respect of all operating expenditure line items in the Final Budget, permit expenditures by the Loan Parties for all such line items from the period starting with November 1, 2008 and ending on the last day of such month to exceed the Agreed Variance, in the aggregate, of the amount set forth for such time period in the Final Budget for all operating expenditure line items (excluding from such calculation the expenditure line item for “supplemental warranty insurance”).

(c) For each month starting with February 2009, permit the Cumulative Net Operating Cash Flow of the Loan Parties for such month to be less than the Agreed Variance of the Cumulative Net Operating Cash Flow specified for such month in the Final Budget.

7.13    Limitation on Cash. The Loan Parties’ aggregate cash and Cash Equivalents (other than Restricted Cash) shall not exceed $50,000,000 for more than three (3) consecutive Business Days at any time while there are any Outstanding Amounts (other than with respect to undrawn Letters of Credit) under the Revolving Credit Facility.

7.14    Chapter 11 Claims. Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Agents and the Lenders against Borrower and the Debtor Guarantors hereunder, except for the Carve-Out.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower fails to pay (i) any amount of principal of any Loan or any L/C Borrowing when and as the same shall become due and payable, whether at the due date thereof or at any date fixed for prepayment or otherwise; provided that to the extent such failure is caused by an error or omission of an administrative or operational nature and funds are available on such due date to enable Borrower to make such payment, then such failure shall not constitute an Event of Default unless such failure continues for three (3) Business Days after such due date, or (ii) within three (3) Business Days from the due date stated on the applicable invoice delivered by Administrative Agent to Borrower for any Unused Fees, any interest on any Loan, any interest on any L/C Borrowing, any Letter of Credit Fee or any other fee or amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01(a) (with respect to the fiscal year ending December 31, 2008), Section 6.01(b) (with respect to the fiscal quarter ending September 30, 2008), Section 6.03(a), Section 6.05(a) (with respect to Borrower) and Article VII; provided that any failure to be in compliance with the financial covenant in Section 7.11 shall not constitute a Default or an Event of Default hereunder unless such failure continues unremedied for sixty (60) days after the Appraised Value Ratio Default Trigger Date, it being understood and agreed that any waiver of such Appraised Value Ratio Failure by the Pre-Petition Agents under the Final Order shall be deemed to constitute a waiver of such failure by the Lenders hereunder; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in Section 10.01; or

(c) Other Defaults. (i) Any Loan Party fails to perform or observe any covenant or agreement contained in Sections 6.01, 6.02 and 6.03 (other than any clauses thereto specified in subsection (b) above), and such failure continues for ten (10) days after the date such failure occurred and (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in the Final Order (other than any such covenant or agreement that would be breached, either immediately or with the passage of time and/or the giving of notice by an Appraised Value Ratio Failure) or in any Loan Document on its part to be performed or observed and such failure continues for twenty (20) days after the earlier of the date a Responsible Officer of Borrower has knowledge of such failure or written notice thereof to Borrower from Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Extension of Maturity Date and Exit Financing. If Borrower has delivered an Extension Notice pursuant to Section 2.14, Borrower shall not have obtained within ninety (90) Business Days after the Initial Stated Maturity Date, an executed commitment letter for an exit facility or other financing which provides for repayment in full in cash of the Obligations; or

(f) Dismissal or Conversion of the Cases; Liquidation; Superpriority Claims; Expiration of Exclusivity Period. Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or Borrower or any Debtor Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; an entry of a Bankruptcy Court Order granting any other Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Agents and the Lenders against Borrower or any Debtor Guarantor hereunder; or the period provided by Section 1121 of the Bankruptcy Code for the Debtor Loan Parties’ exclusive right to file a plan and a disclosure statement shall have expired and a Chapter 11 plan for the Debtor Loan Parties proposed by a third party (other than the Official Creditors’ Committee) shall have been filed; or

(g) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of Borrower or any of the Debtor Guarantors which have a value in excess of $5,000,000 in the aggregate; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) any final judgment or order as to a post-petition liability or debt for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments with respect to a post-petition event that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or

(B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) Final Order. An order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of ten (10) days, vacating or (without the written consent of the Agents) otherwise amending, supplementing or modifying the Final Order in a manner which is adverse to the interests of the Lenders (other than a Permitted Final Order Amendment); or

(j) Restructuring Advisor. Borrower shall remove FTI Consulting, Inc. as its restructuring advisor (unless replaced within thirty (30) days of such removal by a nationally recognized restructuring advisory firm or other restructuring advisory firm reasonably acceptable to the Agents with similar mandate, scope of work and authority as the replaced firm); or

(k) Approved Initial Forecast and Final Budget. An Approved Initial Forecast or the Final Budget shall not be in effect on any day; or

(l) Pre-Petition Payments. Except as permitted by the Final Order or as otherwise agreed to by the Agents, Borrower or the Guarantors shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court (i) in accordance with “first day” orders, (ii) in connection with the assumption of executory contracts and unexpired leases, (iii) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date and (iv) in respect of other Pre-Petition Payments in an aggregate amount not to exceed $2,500,000; or

(m) Sale of Substantially All Assets. Any Debtor Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order, authorizing the sale of all or substantially all of the Debtor Loan Parties’ assets (unless such order contemplates payment in full in cash of the Obligations upon consummation of such sale, whether pursuant to a Plan of Reorganization or otherwise); or

(n) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(o) Invalidity of Loan Documents. Any provision of any Loan Document or any Lien on a material portion of the Collateral granted under any Security Document or the Final Order, at any time after its execution and delivery or entry and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document or any Lien granted under any Security Document or the Final Order; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or any Lien granted under any Loan Document or the Final Order; or

(p) Indictment. Borrower or any Property Owner shall be indicted for a federal crime, a punishment for which could include the forfeiture of any of its assets which would reasonably be expected to result in a Material Adverse Effect; or

(q) Change of Control. A Change of Control shall occur.

8.02    Remedies Upon Event of Default.

Upon the occurrence of an Event of Default, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders by notice to Borrower (with a copy to counsel for the Official Creditors’ Committee, to the Pre-Petition Agents and to the United States Trustee for the District of Delaware), take one or more of the following actions, at the same or different times (provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral under clause (d) below, Administrative Agent shall provide Borrower (with a copy to counsel for the Official Creditors’ Committee and to the United States Trustee for the District of Delaware) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (a) terminate forthwith the Commitments; (b) declare the Loans then outstanding to be forthwith due and payable, whereupon the unpaid principal amount of all outstanding Loans, together with accrued and unpaid interest thereon and any unpaid accrued fees and all other amounts owing or payable hereunder or under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (c) require Borrower and the Guarantors upon demand to forthwith Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof) and (d) exercise any and all remedies under the Loan Documents and under applicable law available to the Agents and the Lenders.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01    Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Wachovia to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and L/C Issuers, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or an L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, L/C Issuers and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or an L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuers, Collateral Agent and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuers, Collateral Agent and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuers, Collateral Agent and Administrative Agent under Sections 2.03(j) and (k), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers, to pay to Administrative

Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10    Collateral and Guaranty Matters. The Lenders and L/C Issuers irrevocably authorize Administrative Agent, at its option and in its discretion, to do or cause the following:

(a) to release any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, and (iii) except to the extent that the consent of all Lenders is required pursuant to Section 11.01(g), if approved, authorized or ratified in writing by Required Lenders; and

(b) to release any Guarantor from its obligations under this Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or becomes an Excluded Subsidiary or a Joint Venture.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under this Agreement, pursuant to this Section 9.10.

ARTICLE X.

GUARANTY

10.01    Guaranty.

(a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several.

(b) Each of the Guarantors waives presentation to, demand for payment from and protest to Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by Collateral Agent for the Obligations or any of them; (v) the failure of any Secured Party to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Guarantor.

(c) Each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by any Secured Party to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of any Secured Party in favor of Borrower or any other Guarantor, or to any other Person.

(d) Each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of Borrower and of any other Guarantor and any circumstances affecting the ability of Borrower to perform under this Agreement.

(e) Each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. No Secured Party makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f) Subject to the provisions of Section 8.02, upon the Obligations becoming due and payable (by acceleration or otherwise), the Secured Parties shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Agents, without further application to or order of the Bankruptcy Court.

10.02    No Impairment of Guaranty.

The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of any Secured Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full.

10.03    Subrogation.

Upon payment by any Guarantor of any sums to the Secured Parties hereunder, all rights of such Guarantor against Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of Borrower, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Obligations, whether matured or unmatured.

10.04    Additional Provisions Applicable to Non-Debtor Guarantors.

(a) Each Non-Debtor Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Non-Debtor Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to any Non-Debtor Guarantor as subrogee of Administrative Agent or any Lender or resulting from each Non-Debtor Guarantor’s performance of this Agreement, to the indefeasible payment in full of all the Obligations. If Administrative Agent or any Lender so requests, any such obligation or indebtedness of Borrower to each Non-Debtor Guarantor shall be enforced and performance received by each Non-Debtor Guarantor as trustee for Administrative Agent or any Lender and the proceeds thereof shall be paid over to Administrative Agent or any Lender on account of the Obligations, but without reducing or affecting in any manner the liability of each Non-Debtor Guarantor under this Agreement.

(b) In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Non-Debtor Guarantor, all such amounts shall nonetheless be payable by each Non-Debtor Guarantor immediately upon demand by Administrative Agent or any Lender.

(c) Each Non-Debtor Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other applicable law.

ARTICLE XI.

MISCELLANEOUS

11.01    Amendments, Etc. Unless expressly stated otherwise herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them)

hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby;

(f) (i) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Revolving Credit Lender; or

(g) (i) release all or substantially all of the Guarantors, or (ii) except as permitted in Section 9.10, on and after the effective date of the granting of any Liens pursuant Section 2.15, transfer, subordinate, or release Liens on, or after foreclosure or other acquisition of title by Administrative Agent or Collateral Agent, on behalf of the Lenders, transfer or sell, a substantial portion of the collateral securing the Obligations, without the written consent of each Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02    Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent, Collateral Agent, or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower, Administrative Agent, Collateral Agent, and L/C Issuers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, and each L/C Issuer.

(d) Reliance by Administrative Agent, Collateral Agent, L/C Issuers and Lenders. Administrative Agent, Collateral Agent, L/C Issuers, and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer, Administrative Agent or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04    Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for any Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of any Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Without limiting the foregoing, Borrower acknowledges that the Agents and/or their counsel may engage one or more financial consultants to advise the Agents, their counsel, and/or Lenders and that Borrower shall be obligated, promptly following demand by any Agent, to pay all reasonable fees and expenses of such financial consultants (including any retainers).

(b) Indemnification by Borrower. Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other

Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

Notwithstanding anything to the contrary, nothing herein shall be deemed to indemnify the Pre-Petition Agents or the Pre-Petition Lenders in their capacity as such.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, any L/C Issuer or any Lender, or Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Agent, each L/C Issuer, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credit facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of a Lender or an Approved Fund with respect to a Lender; and

(B) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Eligible Participant (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative

Agent, the Lenders and L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to clauses (a) through (g) of Sections 11.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 and Section 11.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation by an L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wachovia assigns all of its Commitment and Loans pursuant to subsection (b) above, Wachovia may resign as an L/C Issuer after giving thirty (30) days’ notice to Borrower and the Lenders so long as a successor L/C Issuer shall have been appointed pursuant to the following sentence and shall have accepted such appointment. Upon receiving such notice from Wachovia, Borrower shall be entitled to, and shall endeavor to, cause a successor L/C Issuer to be appointed from among the Lenders. If Wachovia shall resign as an L/C Issuer in accordance with the provisions of this Section 11.06(h), it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

11.07    Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 11.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but no less than a reasonable standard of care.

11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this

Agreement or any other Loan Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM)

JURISDICTION, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (AS SUCH TERM IS DEFINED IN THIS AGREEMENT), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Borrower in accordance with the Act.

11.17    No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, on the one hand, the Agents and the Arrangers, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agents and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither any Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or any Arranger has advised or is currently advising Borrower or any of its Affiliates on other matters) and neither any Agent nor any Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Agent or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.18    Time of the Essence. Time is of the essence of the Loan Documents.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

EXECUTED as of the first date written above.

WCI COMMUNITIES, INC., as Borrower

By:
Name:
Title:

EXECUTED as of the first date written above.

BAY COLONY OF NAPLES, INC.

BAY COLONY-GATEWAY, INC.

BAY COLONY REALTY ASSOCIATES, INC.

CARPENTRY MANAGEMENT ASSOCIATES, LLC

COMMUNITIES AMENITIES, INC.

COMMUNITIES FINANCE COMPANY, LLC

COMMUNITIES HOME BUILDERS, INC.

COMMUNITY SPECIALIZED SERVICES, INC.

CORAL RIDGE COMMUNITIES, INC.

CORAL RIDGE PROPERTIES, INC.

CORAL RIDGE REALTY SALES, INC.

CORAL RIDGE REALTY, INC.

DIX HILLS HOME & LAND COMPANY LLC

EAST FISHKILL DEVELOPMENT LLC

FAIR OAKS PARKWAY, LLC (F/K/A RENAISSANCE AT FAIR OAKS, LLC)

FIRST FIDELITY TITLE, INC.

FLORIDA DESIGN COMMUNITIES, INC.

FLORIDA LIFESTYLE MANAGEMENT COMPANY (F/K/A WCI LIFESTYLES REALTY, INC.)

FLORIDA NATIONAL PROPERTIES, INC.

GATEWAY COMMUNICATIONS SERVICES, INC.

GATEWAY COMMUNITIES, INC.

GATEWAY REALTY SALES, INC.

GC ASSETS OF NASSAU, INC.

HERON BAY GOLF COURSE PROPERTIES, INC.

HERON BAY, INC.

HOPEWELL CROSSING HOME & LAND COMPANY, LLC

HUNTING RIDGE II, LLC

HUNTING RIDGE III, LLC

JYC HOLDINGS, INC.

LAKE GROVE HOME & LAND COMPANY, LLC

MANSION RIDGE HOME & LAND COMPANY LLC

MARBELLA AT PELICAN BAY, INC.

MHI – RUGBY ROAD, L.L.C.

NEW HOME & LAND COMPANY LLC

PELICAN BAY PROPERTIES, INC.

PELICAN LANDING COMMUNITIES, INC.

PELICAN LANDING GOLF RESORT VENTURES, INC.

PELICAN LANDING PROPERTIES, INC.

PELICAN MARSH PROPERTIES, INC.

POPLAR TREE LLC

RENAISSANCE AT BEACON HILL II, LLC

RENAISSANCE AT BEACON HILL, LLC

RENAISSANCE AT BELLVIEW ROAD, LLC

RENAISSANCE AT BRIDGES OF OAKTON II, LLC

RENAISSANCE AT CARDINAL FOREST, LLC

RENAISSANCE AT EVERGREEN MILLS ROAD, LLC

RENAISSANCE AT FOXHALL, LLC

RENAISSANCE AT GEORGETOWN PIKE, LLC

RENAISSANCE AT HUNTING HILLS, LLC

RENAISSANCE AT KING’S CROSSING, LLC

RENAISSANCE AT LAKE MANASSAS, LLC

RENAISSANCE AT OAK CREEK CLUB, LLC

RENAISSANCE AT OAKTON GLEN, LLC

RENAISSANCE AT OCCOQUAN WALK, LLC

RENAISSANCE AT RIVER CREEK II, LLC

RENAISSANCE AT RIVER CREEK TOWNS, LLC

RENAISSANCE AT RIVER CREEK VILLAS, INC.

RENAISSANCE AT RIVER CREEK, INC.

RENAISSANCE AT ROSELAND, INC.

RENAISSANCE AT RUGBY ROAD II, LLC

RENAISSANCE AT RUGBY ROAD, LLC

RENAISSANCE AT SOUTH RIVER, INC.

RENAISSANCE AT THE BRIDGES OF OAKTON, LLC

RENAISSANCE AT THE OAKS, LLC

RENAISSANCE AT TIMBERLAKE II, LLC

RENAISSANCE AT TIMBERLAKE, LLC

RENAISSANCE CENTRO ARLINGTON LLC

RENAISSANCE CENTRO COLUMBIA LLC

RENAISSANCE CUSTOM COMMUNITIES, LLC

RENAISSANCE HOLDINGS CORP.

RENAISSANCE HOUSING CORP.

RENAISSANCE LAND, LLC (F/K/A RENAISSANCE HOLDINGS II, LLC)

RESORT AT SINGER ISLAND PROPERTIES, INC (F/K/A LIVINGSTON ROAD, INC.)

RESTON BUILDING COMPANY, LLC

RMH, LLC

SARASOTA TOWER, INC.

SOUTHBURY HOME & LAND COMPANY, LLC

SPECTRUM CONSTRUCTION CORP.

SPECTRUM CUSTOMER CARE, INC. (F/K/A GC ASSETS, SPECTRUM GROUP, LTD. and SPECTRUM SKANSKA CUSTOMER SERVICE, INC.)

SPECTRUM DESIGN STUDIO, INC. (F/K/A SPECTRUM BELLEFAIR SENIOR CORP.)

SPECTRUM FS CORP.

SPECTRUM GLEN COVE CORP.

SPECTRUM HOLMDEL CORP.

SPECTRUM KENSINGTON LLC

SPECTRUM LAKE GROVE LLC

SPECTRUM LANDING CORP.

SPECTRUM LONG BEACH, LLC

SPECTRUM NORTH BERGEN LLC

SPECTRUM PDC CORP.

SPECTRUM VALIMAR CORP. (F/K/A SPECTRUM- ENCLOVES)

SPECTRUM-IRVINGTON CORP.

SPECTRUM-RIVERWOODS CORP. (F/K/A CHESTERFIELD CONSTRUCTION CORP.)

SUN CITY CENTER GOLF PROPERTIES, INC.

SUN CITY CENTER REALTY, INC.

TARPON COVE REALTY, INC.

TARPON COVE YACHT & RACQUET CLUB, INC.

THE COLONY AT PELICAN LANDING GOLF CLUB, INC.

THE MANSION RIDGE SEWER CO., INC.

THE VALIMAR HOME & LAND COMPANY LLC

TIBURON GOLF VENTURES, INC.

WATERMARK REALTY REFERRAL, INC.

WCI AMENITIES, INC.

WCI ARCHITECTURE & LAND PLANNING, INC.

WCI BUSINESS DEVELOPMENT, INC.

WCI CAPITAL CORPORATION

WCI COMMUNITIES PROPERTY MANAGEMENT, INC.

WCI CUSTOM HOMES, LLC (F/K/A RENAISSANCE CUSTOMS, LLC)

WCI GOLF GROUP, INC.

WCI HOMEBUILDING NORTHEAST U.S., INC. (F/K/A SPECTRUM HOMES, INC.)

WCI HOMEBUILDING, INC.

WCI HOMES NORTHEAST, INC. (F/K/A SPECTRUM HOMES, INC.)

WCI HOMES, INC.

WCI HUNTER MILL, LLC

WCI IRELAND INN CORP.

WCI MARKETING, INC.

WCI MID-ATLANTIC U.S. REGION, INC.

WCI NORTHEAST REAL ESTATE DEVELOPMENT, LLC (F/K/A SPECTRUM NORTHEAST REAL ESTATE DEVELOPMENT, LLC and SPECTRUM PROPERTIES, LLC)

WCI NORTHEAST U.S. REGION, LLC (F/K/A WCI/SPECTRUM COMMUNITIES, LLC)

WCI OCALA 623, INC.

WCI POMPANO BEACH, INC.

WCI REALTY CONNECTICUT, INC.

WCI REALTY MARYLAND, INC.

WCI REALTY NEW JERSEY, INC.

WCI REALTY NEW YORK, INC.

WCI REALTY, INC.

WCI TITLE, INC

WCI TOWERS, INC.

WCI TOWERS MID-ATLANTIC U.S.A., INC.
WCI TOWERS NORTHEAST U.S.A., INC., each as a Guarantor

By:
Name: James D. Cullen
Title: Vice President of each Guarantor

EXECUTED as of the first date written above.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer, and as a Lender

By:
Name:
Title:

EXECUTED as of the first date written above.

BANK OF AMERICA, N.A., as Collateral Agent and as a Lender

By:
Name:
Title:

[LENDERS]

By:
Name:
Title: